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                                                                     EXHIBIT 2.1

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                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                                     among:

                           PROTEIN DESIGN LABS, INC.,
                             a Delaware corporation;

                             TIKAL ACQUISITION CORP.
                           a Delaware corporation; and

                            EOS BIOTECHNOLOGY, INC.,
                             a Delaware corporation

                        --------------------------------

                          Dated as of February 3, 2003

                        --------------------------------

================================================================================

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
ARTICLE I THE MERGER.............................................................................................   1
         1.1      Merger of Merger Sub into the Company..........................................................   1
         1.2      Effect of the Merger...........................................................................   1
         1.3      Closing; Effective Time........................................................................   2
         1.4      Certificate of Incorporation and Bylaws........................................................   2
         1.5      Directors and Officers.........................................................................   2
         1.6      Aggregate Consideration; Effect on Company Capital Stock.......................................   2
         1.7      Certain Adjustments............................................................................   4
         1.8      Fractional Shares..............................................................................   4
         1.9      Dissenting Shares..............................................................................   4
         1.10     Closing of the Company's Transfer Books........................................................   5
         1.11     Exchange of Certificates.......................................................................   5
         1.12     Escrow.........................................................................................   7
         1.13     Exemption from Registration, California Permit.................................................   7
         1.14     Further Action.................................................................................   8

ARTICLE II REPRESENTATIONS AND WARRANTIES OF COMPANY.............................................................   8
         2.1      Organization and Good Standing.................................................................   8
         2.2      Subsidiaries...................................................................................   8
         2.3      Authority......................................................................................   9
         2.4      No Conflict....................................................................................   9
         2.5      Consents.......................................................................................   9
         2.6      Governmental Authorization.....................................................................   9
         2.7      Capitalization.................................................................................  10
         2.8      Company Financial Statements...................................................................  11
         2.9      Absence of Certain Changes.....................................................................  12
         2.10     No Undisclosed Liabilities.....................................................................  12
         2.11     Title to Property; Absence of Encumbrances; Condition of Equipment.............................  12
         2.12     Restrictions on Business Activities............................................................  13
         2.13     Interested Party Transactions..................................................................  13
         2.14     Intellectual Property..........................................................................  13
         2.15     Taxes..........................................................................................  16
         2.16     Employee Benefit Plans.........................................................................  17
         2.17     Employee Matters...............................................................................  20
         2.18     Insurance......................................................................................  20
         2.19     Compliance with Legal Requirements.............................................................  20
         2.20     Environmental Matters..........................................................................  20
         2.21     Legal Proceedings..............................................................................  21
         2.22     Contracts; No Defaults.........................................................................  21
         2.23     Labor Matters..................................................................................  22
         2.24     Business Relationships.........................................................................  22
         2.25     Regulatory Compliance..........................................................................  22
         2.26     Third Party Expenses...........................................................................  23
         2.27     Minute Books...................................................................................  23
         2.28     Complete Copies of Materials...................................................................  23

                                       i

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
         2.29     Representations Complete.......................................................................  23
         2.30     Tax Treatment..................................................................................  23

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB..............................................  24
         3.1      Organization and Good Standing.................................................................  24
         3.2      Authority......................................................................................  24
         3.3      No Conflict....................................................................................  24
         3.4      Consents.......................................................................................  24
         3.5      Capitalization.................................................................................  25
         3.6      SEC Reports....................................................................................  25
         3.7      Absence of Changes.............................................................................  25
         3.8      Tax Treatment..................................................................................  25

ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME...................................................................  26
         4.1      Operation of the Company's Business............................................................  26
         4.2      No Solicitation................................................................................  29

ARTICLE V ADDITIONAL AGREEMENTS..................................................................................  29
         5.1      Stockholder Approval...........................................................................  29
         5.2      Access to Information..........................................................................  30
         5.3      Confidentiality................................................................................  30
         5.4      Legal Requirements.............................................................................  30
         5.5      FIRPTA Compliance..............................................................................  31
         5.6      Expenses.......................................................................................  31
         5.7      Termination of 401(k) Plan.....................................................................  31
         5.8      Continuing Employees and Employee Benefits.....................................................  31
         5.9      Indemnification of Officers and Directors......................................................  32
         5.10     Voting Agreements..............................................................................  33
         5.11     Affiliate Agreements...........................................................................  33
         5.12     Statement of Expenses; Closing Date Balance Sheet..............................................  33
         5.13     Noncompetition Agreements......................................................................  33
         5.14     Public Disclosure..............................................................................  33
         5.15     Resignation of Officers and Directors..........................................................  34
         5.16     Permitted Loans................................................................................  34
         5.17     Preparation of Information Statement; Permit Application.......................................  34
         5.18     Reorganization Tax Treatment...................................................................  35
         5.19     Listing of Additional Shares...................................................................  35

ARTICLE VI CONDITIONS TO THE MERGER..............................................................................  35
         6.1      Conditions Precedent to Obligations of Each Party..............................................  35
         6.2      Conditions Precedent to Obligations of Parent and Merger Sub...................................  36
         6.3      Conditions Precedent to Obligation of the Company..............................................  39

ARTICLE VII INDEMNIFICATION AND ESCROW...........................................................................  40
         7.1      Survival of Representations, Warranties, Covenants and Agreements..............................  40

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

         7.2      Escrow and Indemnification.....................................................................  41

ARTICLE VIII TERMINATION PROVISIONS..............................................................................  47
         8.1      Termination....................................................................................  47
         8.2      Effect of Termination..........................................................................  48

ARTICLE IX GENERAL PROVISIONS....................................................................................  48
         9.1      Amendment......................................................................................  48
         9.2      Waiver.........................................................................................  48
         9.3      Entire Agreement; Counterparts.................................................................  49
         9.4      Applicable Law; Jurisdiction...................................................................  49
         9.5      Attorneys' Fees................................................................................  49
         9.6      Assignability..................................................................................  49
         9.7      Notices........................................................................................  49
         9.8      Cooperation....................................................................................  50
         9.9      Construction...................................................................................  50
         9.10     Specific Performance...........................................................................  51

                                    EXHIBITS

Exhibit A                  Certain Definitions

Exhibit B                  Form of Voting Agreements

Exhibit C                  Form of Affiliate Agreement

Exhibit D                  Form of Legal Opinion of Counsel to Company

Exhibit E                  Form of Release

Exhibit F                  Form of Legal Opinion of Counsel to Parent

Exhibit G                  Form of Escrow Agreement

                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION ("Agreement") is made and entered into as of February 3, 2003, by and among: Protein Design Labs, Inc., a Delaware corporation ("Parent"); Tikal Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"); and Eos Biotechnology, Inc., a Delaware corporation (the "Company"). Certain capitalized terms used in this Agreement are defined in

                                    RECITALS

A. Parent, Merger Sub and the Company intend to effect a merger (the "Merger") of Merger Sub with and into the Company in accordance with this Agreement and the Delaware General Corporation Law (the "DGCL"). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

B. The respective boards of directors of Parent, Merger Sub and the Company have approved this Agreement and approved the Merger.

C. Simultaneously with the execution of this Agreement, and as an inducement to Parent to enter into this Agreement, certain stockholders of the Company are entering into Voting Agreements with Parent in the form of Exhibit C, pursuant to which each such stockholder has, among other things, agreed, upon the terms and subject to the conditions thereof, to vote such stockholder's Company Capital Stock in favor of the Merger.

D. It is intended that the Merger qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and the parties adopt this Agreement as a plan of reorganization within the meaning of Section 354(a) of the Code.

                                    AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

                                    ARTICLE I
                                   THE MERGER

         1.1 Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. Following the Effective Time, the Company shall continue as the surviving corporation (the "Surviving Corporation").

         1.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

         1.3 Closing; Effective Time. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Gray Cary Ware & Freidenrich,

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153 Townsend Street, Suite 800, San Francisco, California, at 10:00 a.m., on a
date to be agreed by Parent and Company (the "Closing Date"), which shall be no later than the third business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the DGCL (the "Certificate of Merger") shall be duly executed by the Company and, simultaneously with or as soon as practicable following the Closing, filed with the Secretary of State of the State of Delaware (the "Secretary of State"). The Merger shall become effective upon the latest of: (a) the date and time of the filing of the Certificate of Merger with the Secretary of State, or (b) such later date and time as may be specified in the Certificate of Merger with the consent of Parent and Company (the "Effective Time").

         1.4      Certificate of Incorporation and Bylaws. At the Effective
Time:

                  (a) the Company Certificate shall be amended and restated to conform to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time; and

                  (b) the Company Bylaws shall be amended and restated to conform to the bylaws of Merger Sub as in effect immediately prior to the Effective Time.

         1.5 Directors and Officers. The directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors and officers of Merger Sub immediately prior to the Effective Time.

         1.6 Aggregate Consideration; Effect on Company Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company or the holders of any of the following securities, the manner of converting or canceling shares in connection with the Merger shall be as follows:

         (a) Capital Stock of Merger Sub. Each issued and outstanding share of the capital stock of Merger Sub shall be converted into and become one fully paid and nonassessable share of Common Stock, $0.001 par value, of the Surviving Corporation.

                  (b) Cancellation of Shares. Each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time and owned by Parent, or any subsidiary of Parent, and each such share issued and held in the Company's treasury immediately prior to Effective Time, shall, at the Effective Time and by virtue of the Merger, and without any action on the part of the holder thereof, cease to be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

                  (c) Cancellation of Company Warrants, Company Options, and Convertible Debt. Parent shall not assume any Company Warrants, Company Options, Company Convertible Debt (if any) or any other rights to purchase Company Capital Stock. All Company Warrants, Company Options that are not exercised prior to the Closing (including all Company Options that

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are not In-the-Money Options), Convertible Debt and other rights to purchase securities of the Company shall terminate immediately prior to the Closing.

                  (d) Conversion of Shares. Subject to the terms of Section 1.9, each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Capital Stock owned by Parent, or any subsidiary of Parent, or held in the Company's treasury or shares of Company Capital Stock that are held by stockholders duly exercising appraisal rights pursuant to Section 262 of the DGCL or, to the extent applicable, Chapter 13 of the California Corporations Code (the "California Code") ("Dissenting Shares")) shall be converted and exchanged into the right to receive a portion of the Total Merger Consideration as follows:

                           (i)      Company Common Stock. Each issued and
outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 1.6(b) and any Dissenting Shares to the extent provided in Section 1.9), shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive that fraction of a share of Parent Common Stock equal to the Common Stock Exchange Ratio.

                           (ii)     Series E Preferred Stock. Subject to Section
1.12, each issued and outstanding share of Series E Preferred Stock (other than shares to be canceled in accordance with Section 1.6(b) and any Dissenting Shares to the extent provided in Section 1.9) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive that fraction of a share of Parent Common Stock equal to the Series E Exchange Ratio.

                           (iii)    Series D Preferred Stock. Subject to Section
1.12, each issued and outstanding share of Series D Preferred Stock (other than shares to be canceled in accordance with Section 1.6(b) and any Dissenting Shares to the extent provided in Section 1.9) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive that fraction of a share of Parent Common Stock equal to the Series D Exchange Ratio.

                           (iv)     Series C Preferred Stock. Subject to Section
1.12, each issued and outstanding share of Series C Preferred Stock (other than shares to be canceled in accordance with Section 1.6(b) and any Dissenting Shares to the extent provided in Section 1.9) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive that fraction of a share of Parent Common Stock equal to the Series C Exchange Ratio.

                           (v)      Series B Preferred Stock. Subject to Section
1.12, each issued and outstanding share of Series B Preferred Stock (other than shares to be canceled in accordance with Section 1.6(b) and any Dissenting Shares to the extent provided in Section 1.9) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive that fraction of a share of Parent Common Stock equal to the Series B Exchange Ratio.

                           (vi)     Series A Preferred Stock. Subject to Section
1.12, each issued and outstanding share of Series A Preferred Stock (other than shares to be canceled in accordance with Section 1.6(b) and any Dissenting Shares to the extent provided in Section 1.9) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive that fraction of a share of Parent Common Stock equal to the Series A Exchange Ratio.

         1.7 Certain Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Capital Stock or Parent Common Stock are changed into a different number or class of shares by reason of any stock split, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction, then the applicable Exchange Ratio shall be appropriately adjusted.

         1.8 Fractional Shares. No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates for any such fractional shares shall be issued. In lieu of such fractional shares, any holder of Company Capital Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder and allocating the initial distribution of such shares between such holder and the Escrow Agent in accordance with Section 1.12) shall, upon surrender of such holder's Company stock certificate(s) (the "Company Stock Certificates"), be paid in cash the dollar amount equal to such fractional share multiplied by the Parent Common Stock Price.

         1.9      Dissenting Shares.

                  (a) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Capital Stock held by a holder who has exercised and perfected appraisal or dissenters' rights for such holder's Dissenting Shares in accordance with applicable law and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal or dissenters' rights, shall not be converted into or represent a right to receive Parent Common Stock pursuant to Section 1.6(d) (and cash in lieu of fractional shares in accordance with Section 1.8), but the holder thereof shall only be entitled to such rights as are granted by applicable law.

                  (b) Notwithstanding the provisions of subsection (a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) his or her appraisal or dissenters' rights under applicable law, then, as of the later of the Effective Time and the occurrence of such event, the shares of Company Capital Stock held by such Stockholder that formerly constituted Dissenting Shares shall automatically be converted into and represent only the right to receive Parent Common Stock as provided in Section 1.6(d) (and cash in lieu of fractional shares in accordance with Section 1.8), without interest thereon, upon surrender of the Company Stock Certificate representing such shares.

                  (c) The Company shall give Parent (i) prompt written notice of its receipt of any written demand for appraisal in respect of any shares of Company Capital Stock, withdrawals of such demands and any other instruments relating to the Merger served pursuant to applicable law and received by the Company, and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands or offers to settle or settle any such demands.

         1.10     Closing of the Company's Transfer Books. At the Effective
Time: (a) all shares of Company Capital Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of Company Stock Certificates representing shares of Company Capital Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, except the right to receive the consideration described in Section 1.6(d); and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Capital Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Capital Stock shall be made on such stock transfer books after the Effective Time. Subject to Section 1.11(f) if, after the Effective Time, a valid Company Stock Certificate previously representing any of such shares of Company Capital Stock is presented to the Exchange Agent (as defined in Section 1.11) or to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.11.

         1.11     Exchange of Certificates.

                  (a) Exchange Agent. Mellon Investor Services LLC or such other institution selected by Parent with the reasonable consent of the Company shall act as exchange agent (the "Exchange Agent") in the Merger.

                  (b) Parent to Provide Common Stock and Cash. Promptly after the Effective Time, Parent shall supply or cause to be supplied to the Exchange Agent for exchange in accordance with this Section 1 through such reasonable procedures as Parent may adopt: (i) certificates evidencing the shares of Parent Common Stock issuable pursuant to Section 1.6(d) in exchange for shares of Company Capital Stock outstanding immediately prior to the Effective Time, less the number of shares of Parent Common Stock to be deposited into an escrow fund (the "Escrow Fund") pursuant to the requirements of Section
1.12 and Section 7.2; and (ii) cash in an amount sufficient to permit payment of cash in lieu of fractional shares pursuant to Section 1.8 (collectively, (i) and (ii) shall be referred to as the "Exchange Fund").

                  (c) Exchange Procedures. At least 10 business days prior to the Effective Time, the Company, on behalf of Parent, shall cause to be mailed to each holder of record of a Company Stock Certificate that immediately prior to the Effective Time would represent outstanding shares of Company Capital Stock, whose shares would be converted into the right to receive shares of Parent Common Stock (and cash in lieu of fractional shares) pursuant to
Section 1.6(d), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Stock Certificates shall pass, only upon receipt of the Company Stock Certificates by the Exchange Agent, and shall be in such form and have such other provisions as Parent may reasonably specify, including a lock-up provision for a period not to exceed ninety (90) days after the Effective Time for 50% of the aggregate Preferred Merger Shares (with any Preferred Merger Shares subject to the Escrow Fund being subject to the lock-up), issuable to Stockholders); (ii) such other customary documents as may be required pursuant to such instructions; and (iii) instructions for use in effecting the surrender of the Company Stock Certificates in exchange for certificates representing shares of Parent Common Stock (and cash in lieu of fractional shares). Upon surrender of a Company Stock Certificate for cancellation to the Exchange Agent after the Effective Time or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal and other documents, duly completed and validly executed in accordance with the instructions thereto, the holder of such Company Stock Certificate shall be entitled to receive in exchange therefore (x) a certificate representing the number of whole shares of Parent Common Stock less the number of shares of Parent Common Stock to be deposited in the Escrow Fund on such holder's behalf pursuant to Sections 1.12 and 7.2 hereof, (y) any dividends or other distributions to which such holder is entitled pursuant to Section 1.11(d), and (z) cash (without interest) in respect of fractional shares as provided in Section 1.8, and the Company Stock Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Company Stock Certificate that prior to the Effective Time represented shares of Company Capital Stock will be deemed from and after the Effective Time, for all corporate purposes other than the payment of dividends, to evidence the ownership of the number of full shares of Parent Common Stock into which such shares of Company Capital Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.8. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance of any certificate representing Parent Common Stock require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate.

                  (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Company Stock Certificate shall surrender such Company Stock Certificate. Subject to applicable law, following surrender of any such Company Stock Certificate, there shall be paid to the record holder of the Company Stock Certificate a certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time theretofore payable (but for the provisions of this Section 1.11(d)) with respect to such shares of Parent Common Stock.

                  (e) Transfers of Ownership. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Company Stock Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Company Stock Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Company Stock Certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

                  (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the stockholders of the Company six months after the Effective Time shall be delivered to Parent, upon demand, and any stockholders of the Company who have not previously complied with this
Section 1.11 shall thereafter look only to Parent for payment of their claim for their portion of the Merger Shares and any dividends or distributions with respect to the Merger Shares.

                  (g) No Liability. Notwithstanding anything to the contrary in this Section 1.11, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  (h)      Dissenting Shares. The provisions of this Section
1.11 shall also apply to Dissenting Shares that lose their status as such, except that the obligations of Parent under this Section 1.11 shall commence on the date of loss of such status and the holder of such shares shall be entitled to receive in exchange for such Merger Shares to which such holder is entitled pursuant to Section 1.6.

                  (i) Stockholder Loans. Section 2.4 of the Company Disclosure Schedule lists each outstanding loan from the Company held by any stockholder or employee of the Company as of the Effective Time (the "Stockholder Loans").

         1.12 Escrow. As soon as practicable after the Effective Time, and subject to and in accordance with the provisions of Section 7.2 hereof, Parent shall cause to be distributed to the Escrow Agent (as defined in Section 7.2 hereof) a certificate or certificates representing the sum of (i) [****]% of the Aggregate Preferred Consideration to be issued at the Closing plus (ii) [****]% of the Management Bonus Shares to be issued at the Closing pursuant to the Management Acquisition Bonus Agreements (collectively, the "Escrow Shares") (which shall be registered in the name of the Escrow Agent as nominee for the holders of Company Stock Certificates canceled pursuant to Section 1.11). Such shares shall be beneficially owned by such holders and such shares shall be held in escrow and shall be available to compensate Parent for certain damages as provided in Section 7. To the extent not used for such purposes, such shares shall be released, all as provided in Section 7.

         1.13 Exemption from Registration, California Permit. Parent and the Company intend that the Merger Shares will be issued in a transaction exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated by the SEC thereunder, by reason of Section 3(a)(l0) thereof and will be qualified under the California Code pursuant to Section 25121 thereof after a fairness hearing has been held pursuant to the authority granted by Section 25142 of the California Code (the "Fairness

---------------------

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Hearing"). Parent, with and subject to the full cooperation of the Company, shall use commercially reasonable efforts (i) to file promptly (and to the extent reasonably practicable, within five (5) business days) following the execution and delivery of this Agreement, an application (the "Permit Application") for issuance of a permit pursuant to Section 25121 of the California Code to issue such securities (the "California Permit") and (ii) to obtain the California Permit promptly thereafter.

         1.14 Further Action. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF COMPANY

The Company represents and warrants to Parent and Merger Sub that the statements contained in this Article II are true and correct as set forth herein and as qualified by the disclosure schedule delivered to the Parent concurrently herewith, and which may be updated in accordance with Section
    4.1 (the "Company Disclosure Schedule"). The disclosures set forth in the Company Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article II.

         2.1      Organization and Good Standing.

                  (a) Each of the Company and its Subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as now being conducted and as proposed to be conducted and to own or use it properties and assets. The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified could not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect on the Company.

                  (b) The Company has delivered to Parent copies of the Company Certificate, Company Bylaws and other organizational documents of the Company and each Subsidiary, as currently in effect.

         2.2 Subsidiaries. Section 2.1(b) of the Company Disclosure Schedule lists all Subsidiaries and indicates as to each its jurisdiction of organization and its stockholders. Except as set forth in Section 2.1(b) of the Company Disclosure Schedule, the Company does not have, any Subsidiaries or affiliated companies and does not otherwise own any shares in the capital of or any interest in, or control, directly or indirectly, any corporation, partnership, association, joint venture or other business entity.

         2.3 Authority. The Company has all requisite corporate power and authority to enter into this Agreement and the other agreements required to be executed and delivered in connection with the transactions contemplated hereby (the "Ancillary Agreements"), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company subject only to the approval of this Agreement by the Stockholders holding the requisite number of shares of Company Capital Stock needed to consummate the Merger. The Board of Directors of the Company has unanimously approved this Agreement and the Merger. This Agreement has been (and the Ancillary Agreements will be at the Closing) duly executed and delivered by the Company, and this Agreement constitutes (and the Ancillary Agreements will constitute at the Closing) the valid and binding obligation of the Company enforceable against the Company in accordance with their terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally, and is subject to general principles of equity.

         2.4 No Conflict. The execution and delivery by the Company of this Agreement and the Ancillary Agreements to which the Company is a party, does not, and the consummation of the transactions contemplated hereby and thereby will not (i) conflict with, or result in any violation of, any provision of the Company Certificate (in its current form and as it shall be amended immediately prior to the Effective Time) or Company Bylaws, (ii) conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of any material benefit under any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise or license of the Company or any Subsidiary, or (iii) conflict with, or result in any violation of any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any Subsidiary or any of their respective properties or assets.

         2.5 Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company and any Ancillary Agreement to which the Company is a party or the consummation of the transactions contemplated hereby and thereby, except for (a) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws, and (b) the filing of the Merger Certificate with the Secretary of State of the State of Delaware.

         2.6 Governmental Authorization. The Company and each Subsidiary has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (a) pursuant to which the Company or its Subsidiaries currently operates or holds any interest in any of its properties, or (b) that is required for the operation of the Company's or its Subsidiaries' business or the holding of any such interest and all of such authorizations are in full force and effect except where the failure to obtain or have any such authorizations could not reasonably be expected to have a Material Adverse Effect on the Company.

         2.7      Capitalization.

                  (a) The authorized capital stock of the Company consists of: (i) 75,000,000 shares of Company Common Stock, of which 7,641,186 shares have been issued and are outstanding as of the date of this Agreement; and (ii) 50,356,750 shares of Company Preferred Stock, (A) of which 950,000 shares are designated as Series A Preferred Stock and of which 950,000 have been issued and are outstanding as of the date of this Agreement; (B) of which 10,406,750 shares are designated as Series B Preferred Stock and of which 10,328,750 have been issued and are outstanding as of the date of this Agreement; (C) of which 5,000,000 shares are designated as Series C Preferred Stock and of which 5,000,000 have been issued and are outstanding as of the date of this Agreement;
(D) of which 22,000,000 shares are designated as Series D Preferred Stock and of which 20,769,233 have been issued and are outstanding as of the date of this Agreement; and (E) of which 12,000,000 shares are designated as Series E Preferred Stock and of which 10,185,186 have been issued and are outstanding as of the date of this Agreement. The Company Capital Stock is held by the persons, with the domicile addresses and in the amounts set forth on Section 2.7(a) of the Company Disclosure Schedule. There are not any notes or other indebtedness or securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which Stockholders may vote. There are no shares of Company Capital Stock held in treasury. All of the outstanding shares of Company Capital Stock (i) have been duly authorized and validly issued, and are fully paid, non-assessable and free of all liens or encumbrances other than any liens or encumbrances created by or imposed by the holders thereof, (ii) are not subject to preemptive rights or rights of first refusal created by statute, the Company Certificate, the Company Bylaws or any agreement to which the Company is a part or by which it is bound and (iii) have been issued in compliance with federal and state securities laws. There are no declared or unpaid dividends with respect to any shares of the Company's Capital Stock. Each share of Company Preferred Stock is convertible into one share of Company Common Stock. Except as described in this Section 2.7(a), the Company has no other capital stock authorized, issued or outstanding.

                  (b) Except for the Company's 1997 Stock Plan (the "Company Stock Option Plan") or as set forth in Section 2.7(b) of the Company Disclosure Schedule, the Company does not have any stock option plan or other plan providing for any equity compensation for any Person. The Company has reserved 10,435,000 shares of Company Common Stock for issuance under the Company Stock Option Plan, of which, as of the date of this Agreement, 983,539 shares have been exercised and 4,971,401 shares are subject to outstanding options. Stock options granted by the Company pursuant to its stock option plans and any stock options granted outside of the Company Stock Option Plan are referred to in this Agreement as "Company Options." The Company has delivered to Parent accurate and complete copies of all stock option plans pursuant to which the Company (or any of its predecessors) has ever granted stock options. Section 2.7(b) of the Company Disclosure Schedule accurately sets forth as of the date of this Agreement, the names of all persons who hold outstanding Company Options, and sets forth for each such person (i) the plans under which Company Options have been issued to such person, (ii) the number of vested Company Options held by such person, (iii) a vesting schedule for the unvested Company Options held by such person and (iv) the exercise prices for such Company Options. As of the date of this Agreement, there were 200,000 shares of Company Common Stock, 78,000 shares of Company Series B Preferred Stock, and 727,458 shares of Company Series D Preferred Stock reserved for issuance upon the exercise of outstanding Company Warrants, and the Company Warrants are held by the persons, with the domicile addresses and in the amounts set forth in Section 2.7(b) of the Company Disclosure Schedule. The Company has delivered to Parent true and complete copies of each warrant and warrant agreement evidencing each Company Warrant and each form of agreement or stock option plan evidencing each Company Option. Except for the rights created pursuant to this Agreement and the rights otherwise described in this Section 2.7, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Company is a party or by which it is bound, obligating Company to issue, deliver, sell, repurchase or redeem or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Company Capital Stock or obligating Company to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. All shares of Common Stock issuable upon conversion of the Company Preferred Stock or upon exercise of the Company Options described in this Section 2.7, and all shares of Company Preferred Stock issuable upon exercise of the Company Warrants, will be, when issued pursuant to the respective terms of such Preferred Stock, Company Options or Company Warrants, duly authorized, validly issued, fully paid and nonassessable. There are no other contracts, commitments or agreements relating to voting, purchase or sale of Company's capital stock (a) between or among Company and any of its stockholders; and (b) to Company's Knowledge, between or among any of Company's stockholders, except for the stockholders delivering the Voting Agreements. As a result of the Merger, Parent will be the record and sole beneficial owner of all outstanding Company Capital Stock.

         2.8 Company Financial Statements. The Company has delivered to Parent its audited financial statements (balance sheet, statement of operations and statement of cash flows) for each of the fiscal years ended 2001, 2000 and 1999, respectively, (collectively, the "Year-End Financials") and its unaudited financial statements (balance sheet, statement of operations and statement of cash flows) on a consolidated basis as at and for the twelve-month period ended December 31, 2002 (the "Interim Financials"). Section 2.8 of the Company Disclosure Schedule contains the Company's unaudited balance sheet as of December 31, 2002 (the "Current Balance Sheet"). The Year-End Financials and the Interim Financials have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and with each other, subject, in the case of the Interim Financials, to normal recurring year-end adjustments (none of which, individually or in the aggregate, are material) and a lack of footnotes. The Year-End Financials and the Interim Financials fairly present the consolidated financial condition and operating results of Company as of the dates, and for the periods, indicated therein. The Company maintains a standard system of accounting established and administered in accordance with GAAP.

         2.9 Absence of Certain Changes. Since December 31, 2002 (the "Base Date"), the Company has conducted its business in the ordinary course consistent with past practice and there has not occurred (a) any change, event or condition (whether or not covered by insurance) that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect on the Company; (b) any acquisition, sale or transfer of any assets or properties of the Company or any creation of any security interest in such assets or properties; (c) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company or any revaluation by the Company of any of its assets; (d) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of the Company or any direct or indirect redemption, purchase or other acquisition by the Company of any of its shares of capital stock; (e) any Material Contract entered into by the Company, or any material amendment or termination of, or default under, any Material Contract to which the Company is a party or by which it is bound; (f) any amendment or change to the Company Certificate or Company Bylaws; (g) any increase in or modification of the compensation or benefits payable or to become payable by the Company to any of its directors or employees; or (h) any agreement by the Company to do any of the things described in the preceding clauses (a) through (g).

         2.10 No Undisclosed Liabilities. The Company has no liabilities or obligations of any nature (whether absolute, accrued, contingent (or otherwise), except for (i) liabilities or obligations reflected or reserved against in the Current Balance Sheet, (ii) current liabilities incurred in the ordinary course of business and which do not have and could not reasonably be expected to have a Material Adverse Effect on the Company, and (iii) liabilities incurred in connection with the transactions contemplated hereby since the Base Date.

         2.11     Title to Property; Absence of Encumbrances; Condition of
Equipment.

                  (a) Neither the Company nor any of its Subsidiaries owns any real property nor has the Company or any Subsidiary ever owned any real property. Section 2.11(a) of the Company Disclosure Schedule sets forth a list of all real property currently leased by the Company or its Subsidiaries, the name of the lessor, the date of the lease and each amendment thereto and, with respect to any current lease, the aggregate annual rental and/or other fees payable under any such lease. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default).

                  (b) The Company and its Subsidiaries have good and valid title to the properties, real and personal, reflected in the Current Balance Sheet or acquired after the date thereof. All leasehold interests of the Company are free and clear of any Encumbrances, except (i) statutory Encumbrances securing payments not yet due and (ii) such imperfections or irregularities of title or Encumbrances as do not affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, in either case in such a manner as to have a Material Adverse Effect on the Company.

                  (c) Section 2.11(c) of the Company Disclosure Schedule lists all material items of equipment (the "Equipment") owned or leased by the Company or its Subsidiaries and such Equipment is, (i) adequate for the conduct of the business of the Company and its Subsidiaries as currently conducted and
(ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.

         2.12 Restrictions on Business Activities. There is no agreement (non-compete or otherwise), judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries that has or reasonably could be expected to have, the effect of prohibiting or materially impairing any currently contemplated acquisition of property by the Company or its Subsidiaries or the conduct by the Company or any of its Subsidiaries of its business as currently conducted or as currently proposed to be conducted.

         2.13     Interested Party Transactions. Except as set forth on Section
2.13 of the Company Disclosure Schedule, neither the Company nor any Subsidiary is indebted to any director, officer or employee of the Company or a Subsidiary (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to the Company or any Subsidiary. Since January 1, 2002, the Company has not entered into any transaction involving over $60,000 in which any director, officer or 5% stockholder (or a member of such person's immediate family) had a direct or indirect material interest, except where such person's interest arises solely from his or her ownership of Company Capital Stock.

         2.14     Intellectual Property.

                  (a) Each of the Company and its Subsidiaries owns and has good and marketable title to, or possesses legally enforceable rights to use, all Intellectual Property currently used or currently proposed to be used in the business of the Company or its Subsidiaries as currently conducted or currently proposed to be conducted by the Company. The Intellectual Property owned by and licensed to the Company and its Subsidiaries collectively constitutes all of the Intellectual Property necessary to enable the Company and its Subsidiaries to conduct its business as such business is currently being conducted. To the Company's Knowledge, there is no unauthorized use, disclosure or misappropriation of any Company Intellectual Property (as defined in Section 2.14(b) below) or any Third Party Intellectual Property by any employee or former employee of the Company or any Subsidiary or by any other Person. There are no royalties, fees or other payments payable by the Company or its Subsidiaries to any Person under any written or oral contract or understanding by reason of the Company's ownership, use, sale or disposition of Intellectual Property.

                  (b) With respect to each item of Intellectual Property incorporated into any product of the Company and its Subsidiaries or otherwise used in and material to the business of the Company and its Subsidiaries (except Intellectual Property widely available through regular commercial distribution channels at a cost not exceeding $25,000 on standard terms and conditions) ("Company Intellectual Property"), Section 2.14(b) of the Company Disclosure Schedule lists:

                           (i)      all Patents and Patent Applications, all
registered Trademarks, and pending trademark registrations, including the jurisdictions in which each such Intellectual Property has been issued or registered or in which any such application for such issuance and registration has been filed;

                           (ii)     the following agreements relating to each of
the compounds, proteins or other biological materials in clinical or pre-clinical development by the Company and its Subsidiaries (the "Company Products") or other Company Intellectual
Property: all (A) agreements granting any Person the right to market, distribute or license a Company Product; (B) manufacturing or supply agreements; (C) research and development agreements; and (D) any other agreement by which the Company grants or receives any ownership, license or option right to any Company Product or any of the Intellectual Property therein; and

                           (iii)    all tissue sampling or similar agreements.

                  (c) Section 2.14(c) of the Company Disclosure Schedule contains an accurate list as of the date of this Agreement of all licenses, sublicenses and other agreements to which the Company or any Subsidiary is a party and pursuant to which the Company or any Subsidiary is authorized to use any Intellectual Property owned by any third party, excluding Intellectual Property available at a cost not exceeding $25,000 and widely available through regular commercial distribution channels on standard terms and conditions ("Third Party Intellectual Property").

                  (d) Neither the Company nor any Subsidiary has entered into any agreement to indemnify any other Person against any charge that the Company Intellectual Property infringes any Intellectual Property owned or licensed by a third party.

                  (e) Neither the Company nor any Subsidiary is in breach of any license, sublicense or other agreement relating to the Company Intellectual Property or Third Party Intellectual Property. Neither the execution, delivery or performance of this Agreement or any of the Ancillary Agreements nor the consummation of the Merger or any of the transactions contemplated by this Agreement or any of the Ancillary Agreements will contravene, conflict with or result in any limitation on Parent's or the Surviving Corporation's right to own or use any Company Intellectual Property, including any Third Party Intellectual Property.

                  (f) None of the Patents, registered Trademarks, registered service marks and registered Copyrights owned by the Company are subject to any cancellation or reexamination proceeding or any other proceeding challenging their extent or validity, and all maintenance and annual fees in connection therewith have been fully paid and all fees paid during prosecution and after issuance of any Patent comprising or relating to such item have been paid in the correct amounts. The use of the Company Intellectual Property in the Company's current business activities or the conduct of the Company's business as currently conducted or currently proposed to be conducted relating to the 200-4 and 200-F Company Products, and to the Company's Knowledge, the use of the Company Intellectual Property in the Company's current business activities or the conduct of the Company's business as currently conducted by the Company relating to all other Company Products does not, infringe, misappropriate or otherwise violate the intellectual property rights of any third party, and neither the Company nor any Subsidiary has received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of any proprietary asset owned or used by any third party. There is no proceeding pending, or to the Company's Knowledge threatened, nor has any claim or demand been made to the Company that challenges the legality, validity, enforceability or ownership of any item of Company Intellectual Property or Third Party Intellectual Property or alleges a claim of infringement of any Patents, Copyrights,

Trademarks or service marks, or violation of any trade secret or other proprietary right of any third party. Neither the Company nor any Subsidiary has brought a proceeding alleging infringement of Company Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party.

                  (g) All current and former officers and employees of the Company and its Subsidiaries have executed and delivered to the Company an agreement (containing no exceptions or exclusions from the scope of its coverage) regarding the protection of proprietary information and the assignment to the Company of any Intellectual Property arising from services performed for the Company by such persons, the form of which has been supplied to Parent. All current and former consultants and independent contractors to the Company and its Subsidiaries involved in the development, modification and marketing of any Company Products or Company Intellectual Property have executed and delivered to the Company an agreement in the form provided to Parent or its counsel (containing no exceptions or exclusions from the scope of its coverage) regarding the protection of proprietary information and the assignment to the Company of any Intellectual Property arising from services performed for the Company by such persons. To the Company's Knowledge, no employee or independent contractor of the Company or any Subsidiary is in violation of any term of any confidentiality and invention assignment agreement or employment contract with the Company or any other contract or agreement relating to the relationship of any such employee or independent contractor with the Company. No current or former officer, director, stockholder, employee, consultant or independent contractor has any ownership right with respect to any Company Intellectual Property.

                  (h) The Company and each of its Subsidiaries has taken all commercially reasonable and customary measures and precautions to protect and maintain the confidentiality of all Company Intellectual Property (except such Company Intellectual Property whose value would be unimpaired by public disclosure).

                  (i) No product liability claims have been communicated in writing to or, to the Company's Knowledge, threatened against the Company or any Subsidiary.

                  (j) The Company is not subject to any proceeding or outstanding decree, order, judgment or stipulation restricting in any manner the use, transfer or licensing of any Company Intellectual Property by the Company, or which may affect the validity, use or enforceability of such Company Intellectual Property. The Company is not subject to any agreement that restricts in any material respect the use, transfer, delivery or licensing by the Company of the Company Intellectual Property or Company Products.

         2.15     Taxes.

                  (a) As used in this Agreement, the terms "Tax" and, collectively, "Taxes" mean any and all federal, state and local taxes of any country, assessments and other similar governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, stamp transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity;

                  (b) The Company and each of its Subsidiaries have prepared and timely filed all Tax Returns relating to any and all Taxes concerning or attributable to the Company and its Subsidiaries due on or before the Closing Date and such Tax Returns are true and correct in all material respects and have been completed in accordance with applicable law;

                  (c) The Company and each of its Subsidiaries, as of the Effective Time, (i) will have paid all Taxes shown to be payable on such Tax Returns covered by Section 2.15(b) and (ii) will have withheld with respect to its employees all Taxes required to be withheld;

                  (d) There is no Tax deficiency outstanding or assessed or, to the Company's Knowledge, proposed against the Company or any Subsidiary that is not reflected as a liability on the Current Balance Sheet, nor has the Company executed any agreements or waivers extending any statute of limitations on or extending the period for the assessment or collection of any Tax (other than extensions which have expired);

                  (e) Neither the Company nor any Subsidiary has any liabilities for unpaid Taxes that have not been accrued for or reserved on the Current Balance Sheet, whether asserted or unasserted, contingent or otherwise and the Company has no knowledge of any basis for the assertion of any such liability attributable to the Company or its Subsidiaries, its assets or operations;

                  (f) Neither the Company nor any Subsidiary is a party to any tax-sharing agreement or similar arrangement with any other party, and the Company has not assumed any obligation to pay any Tax obligations of, or with respect to any transaction relating to, any other person or agreed to indemnify any other person with respect to any Tax;

                  (g) The Company's Tax Returns have never been audited by a government or taxing authority, nor is any such audit in process or pending, and the Company has not been notified of any request for such an audit or other examination;

                  (h) The Company has never been a member of an affiliated group of corporations filing a consolidated federal income tax return other than a group of which the Company was the parent;

                  (i) The Company has disclosed to Parent (i) any Tax exemption, Tax holiday or other Tax-sparing arrangement that the Company has in any jurisdiction, including the nature, amount and lengths of such Tax exemption, Tax holiday or other Tax-sparing arrangement; and (ii) any expatriate tax programs or policies affecting the Company. The Company and its Subsidiaries are in compliance in all material respects with all terms and conditions required to maintain such Tax exemption, Tax holiday or other Tax-sparing arrangement or order of any governmental entity and the consummation of the transactions contemplated hereby will not have any adverse effect on the continuing validity and effectiveness of any such Tax exemption, Tax holiday or other Tax-sparing arrangement or order;

                  (j) The Company has delivered to Parent copies of all income, sales and use Tax Returns filed for all periods since the Company's inception;

                  (k)      The Company has not filed any consent agreement under
Section 341(f) of the Code or agreed to have Section 341(f)(4) apply to any disposition of assets owned by the Company;

                  (l) The Company has not been at any time a United States Real Property Holding Corporation within the meaning of Section 897(c)(2) of the Code; and

                  (m) The Company is not a party to any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code by the Company or Merger Sub as an expense under applicable law.

         2.16     Employee Benefit Plans.

                  (a) Section 2.16 of the Company Disclosure Schedule contains a complete and accurate list of each plan, program, policy, practice, contract, agreement or other arrangement providing for employment, compensation, retirement, deferred compensation, loans, severance, separation, relocation, repatriation, expatriation, visas, work permits, termination pay, performance awards, bonus, incentive, stock option, stock purchase, stock bonus, phantom stock, stock appreciation right, supplemental retirement, fringe benefits, cafeteria benefits or other benefits, whether written or unwritten, including without limitation each "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which is or has been sponsored, maintained, contributed to, or required to be contributed to by the Company or any Subsidiary and, with respect to any such plans which are subject to Code Section 401(a), any trade or business (whether or not incorporated) that is or at any relevant time was treated as a single employer with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code, (an "ERISA Affiliate") for the benefit of any person who performs or who has performed services for the Company or any Subsidiary or with respect to which the Company or any ERISA Affiliate has or may have any liability (including without limitation contingent liability) or obligation (collectively, the "Company Employee Plans"). Section 2.16 of the Company Disclosure Schedule separately lists each Company Employee Plan that has been adopted or maintained by the Company or its Subsidiaries, whether formally or informally, for the benefit of employees outside the United States (collectively, the "Company International Employee Plans").

                  (b) Documents. The Company has furnished to Parent true and complete copies of documents embodying each of the Company Employee Plans and related plan documents, including without limitation trust documents, group annuity contracts, plan amendments, insurance policies or contracts, participant agreements, employee booklets, administrative service agreements, summary plan descriptions, standard COBRA forms and related notices, registration statements and prospectuses and, to the extent still in its possession, any material employee communications relating thereto. With respect to each Company

Employee Plan that is subject to ERISA reporting requirements, the Company has provided copies of the Form 5500 reports filed for the last three plan years. The Company has furnished to Parent with the most recent Internal Revenue Service determination or opinion letter issued with respect to each such Company Employee Plan, and to the Company's Knowledge nothing has occurred since the issuance of each such letter that could reasonably be expected to cause the loss of the tax-qualified status of any Company Employee Plan subject to Code Section 401(a).

                  (c) Compliance. (i) Each Company Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; and the Company and each ERISA Affiliate have performed all material obligations required to be performed by them under, are not in material respect in default under or violation of and have no Knowledge of any material default or violation by any other party to, any of the Company Employee Plans; (ii) any Company Employee Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA and which is intended to be qualified under
Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all currently effective amendments to the Code, may rely on an opinion letter issued to a prototype plan sponsor with respect to a standardized plan adopted by the Company in accordance with the requirements for such reliance; or has time remaining to apply under applicable Treasury Regulations or Internal Revenue Service pronouncements for a determination or opinion letter and to make any amendments necessary to obtain a favorable determination or opinion letter;
(iii) none of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person; (iv) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA or Section 4975 of the Code, with respect to any Company Employee Plan; (v) none of the Company or any ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any Company Employee Plan; (vi) all contributions required to be made by the Company or any ERISA Affiliate to any Company Employee Plan have been paid or accrued; (vii) with respect to each Company Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty
(30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 or ERISA has occurred; (viii) to the Knowledge of the Company, each Company Employee Plan subject to ERISA has prepared in good faith and timely filed all requisite governmental reports, which were true and correct as of the date filed, and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Company Employee Plan; (ix) no suit, administrative proceeding, action or other litigation has been brought, or to the Knowledge of the Company is threatened, against or with respect to any such Company Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor; and (x) there has been no amendment to, written interpretation or announcement by the Company or any ERISA Affiliate that would materially increase the expense of maintaining any Company Employee Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in the Company Financial Statements.

                  (d) No Title IV or Multiemployer Plan. Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, contributed to, or is obligated to contribute to, or otherwise incurred any obligation or liability (including without limitation any contingent liability) under any "multiemployer plan" (as defined in Section 3(37) of ERISA) or to any "pension plan" (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA or Section 412 of the Code. None of the Company or any ERISA Affiliate has any actual or potential withdrawal liability (including without limitation any contingent liability) for any complete or partial withdrawal (as defined in Sections 4203 and 4205 of ERISA) from any multiemployer plan.

                  (e) COBRA, FMLA, HIPAA, Cancer Rights. With respect to each Company Employee Plan, the Company and each Subsidiary has complied with
(i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and the regulations thereunder or any state law governing health care coverage extension or continuation; (ii) the applicable requirements of the Family and Medical Leave Act of 1993 and the regulations thereunder; (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 ("HIPAA"); and (iv) the applicable requirements of the Cancer Rights Act of 1998, except to the extent that any such failure to comply could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company. Neither the Company nor any Subsidiary has any material unsatisfied obligations to any employees, former employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state law governing health care coverage extension or continuation.

                  (f) Effect of Transaction. The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of the Company or any ERISA Affiliate to severance benefits or any other payment (including without limitation unemployment compensation, golden parachute, bonus or benefits under any Company Employee Plan), except as expressly provided in this Agreement; or (ii) accelerate the time of payment or vesting of any such benefits or increase the amount of compensation due any such employee or service provider. No benefit payable or that may become payable by the Company pursuant to any Company Employee Plan or as a result of or arising under this Agreement shall constitute an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code) subject to the imposition of an excise Tax under Section 4999 of the Code or the deduction for which would be disallowed by reason of Section 280G of the Code. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to Parent or the Company other than ordinary administration expenses typically incurred in a termination event.

         2.17 Employee Matters. Each of the Company and its Subsidiaries is in compliance with all currently applicable laws and regulations respecting terms and conditions of employment, including without limitation, immigration laws, discrimination laws, verification of employment eligibility, employee leave laws, classification of workers as employees and independent contractors, wage and hour laws, and occupational safety and health laws. There are no proceedings pending or, to the Company's Knowledge, reasonably expected or threatened, between the Company or any Subsidiary, on the one hand, and any or all of its current or former employees, on the other hand, including without limitation any claims for actual or alleged harassment or discrimination based on race, national origin, age, sex, sexual orientation, religion, disability, or similar tortious conduct, breach of contract, wrongful termination, defamation, intentional or negligent infliction of emotional distress, interference with contract or interference with actual or prospective economic advantage. There are no claims pending, or, to the Company's Knowledge, reasonably expected or threatened, against the Company or any Subsidiary under any workers' compensation or long-term disability plan or policy. The Company and each Subsidiary has provided all employees with all wages, benefits, relocation benefits, stock options, bonuses and incentives, and all other compensation that became due and payable through the date of this Agreement.

         2.18 Insurance. Since January 1, 2002 (and since August 2, 2002 with regard to directors' and officers' liability insurance), the Company has had in effect policies of insurance of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of the Company. There is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. All premiums due and payable under all such policies have been paid and, to the Company's Knowledge, the Company is otherwise in compliance with the terms of such policies. To the Company's Knowledge, there is no threatened termination of, or material premium increase with respect to, any of such policies.

         2.19 Compliance with Legal Requirements. Each of the Company and its Subsidiaries has complied in all material respects with, is not in material violation of, and has not received any written or, to the Company's Knowledge, other notices of violation with respect to, any Legal Requirement or regulation with respect to the conduct of its business, or the ownership or operation of its business. The Company has not received any written or, to the Company's Knowledge, other notices or other communication from any Governmental Body regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

         2.20 Environmental Matters. Each of the Company and its Subsidiaries is, and at all times has been, in compliance in all material respects with, and has not been and is not in material violation of or subject to any material liability under, any Environmental Law. The Company has no basis to expect, nor has it or, to the Company's Knowledge, any other Person for whose conduct it is or may be held responsible, received, any actual or threatened order, notice, or other written communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation of or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which the Company has or has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by the Company, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

         2.21     Legal Proceedings.

                  (a) There is no pending Legal Proceeding that has been commenced by or against the Company or any Subsidiary or, to the Company's Knowledge, that otherwise could reasonably be expected to adversely affect the business of, or any of the assets owned or used by, the Company.

                  (b) To the Company's Knowledge, (i) no Legal Proceeding that if pending would be required to be disclosed under the preceding paragraph has been threatened, and (ii) no event has occurred or circumstance exists that could reasonably be expected to give rise to or serve as a basis for the commencement of any such Legal Proceeding.

                  (c) There is no judgment, decree or order against the Company or any Subsidiary, or, to the Company's Knowledge, any of its respective directors or officers (in their capacities as such), that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or any ancillary agreement contemplated hereby, or that could reasonably be expected to have a Material Adverse Effect on the Company.

         2.22     Contracts; No Defaults.

                  (a) Section 2.22 of the Company Disclosure Schedule lists each Material Contract. The Company has delivered to Parent true and correct copies of each Material Contract.

                           (i)      Each Material Contract is in full force and
effect and is enforceable in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

                           (ii)     Neither the Company nor any Subsidiary has
violated or breached, or committed any material default under, any Material Contract, and, to the Knowledge of the Company, no other Person has violated or breached, or is in any default under, any Material Contract. To the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will or would reasonably be expected to, (A) result in a violation or breach of any of the provisions of any Material Contract, (B) give any Person the right to declare a default or exercise any remedy under any Material Contract, (C) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Material Contract, (D) give any Person the right to accelerate the maturity or performance of any Material Contract or (E) give any Person the right to cancel, terminate or modify any Material Contract. Neither the Company nor any Subsidiary has received notice or other written or, to the Company's Knowledge, oral communication regarding any actual or possible violation or breach of, or default under, any Material Contract.

         2.23 Labor Matters. Neither the Company nor any Subsidiary is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. To the Knowledge of the Company, the Company is not the subject of any Legal Proceeding asserting that the Company has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment. There is no strike, work stoppage or other labor dispute involving the Company pending or, to the Company's Knowledge, threatened against the Company. To the Knowledge of the Company, no grievance with any Governmental Body is pending or threatened against the Company, and the Company is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Body relating to employees or employment practices.

         2.24 Business Relationships. Since January 1, 2002, there has not been any change or, to the Knowledge of the Company, any threat of any material change in the Company's relations (except as reflected in amendments to agreements) with any of the licensors or suppliers of the Company. To the Company's Knowledge, the execution of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement will not adversely affect the Company's relations with any of its licensors or suppliers.

         2.25     Regulatory Compliance.

                  (a) As to each Company Product subject to the jurisdiction of the U.S. Food and Drug Administration ("FDA") under the Federal Food, Drug and Cosmetic Act and the regulations thereunder ("FDCA") (each such product, a "Pharmaceutical Product") that is manufactured, tested, distributed and/or marketed by the Company, whether for commercial sale or otherwise, such Pharmaceutical Product is being manufactured, tested, distributed and/or marketed in compliance with all applicable requirements under FDCA and similar Legal Requirements, including those relating to investigational use, premarket clearance, good manufacturing practices, labeling, advertising, record keeping, filing of reports and security. The Company has not received any notice or other communication from the FDA or any other Governmental Entity (i) contesting the premarket clearance or approval of, the uses of or the labeling and promotion of any the Company Products, (ii) otherwise alleging any violation of any Legal Requirement by the Company, or (iii) questioning or raising issues about the development or proposed development of any Company Pharmaceutical Product.

                  (b) No Pharmaceutical Products have been recalled, withdrawn, suspended or discontinued by the Company in the United States or outside the United States (whether voluntarily or otherwise). No proceedings in the United States and outside the United States of which the Company has Knowledge (whether completed or pending) seeking the recall, withdrawal, suspension or seizure of any Pharmaceutical Product are pending against the Company, nor have any such proceedings been pending at any time.

                  (c) Each article of any biological or drug manufactured and/or distributed by the Company is not adulterated within the meaning of 21 U.S.C. section 351 (or similar Legal Requirements) or misbranded within the meaning of 21 U.S.C. section 352 (or similar Legal Requirements), and is not a product that is in violation of 21 U.S.C. section 355 (or similar Legal Requirements), except where the failure in compliance with the foregoing could not reasonably be expected to have a Material Adverse Effect on the Company.

                  (d) Neither the Company, nor any officer, employee or agent of either the Company has made an untrue statement of a material fact or fraudulent statement to the FDA or other Governmental Entity or failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity. Neither the Company, nor any officer, employee or agent of the Company, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. section 335a(a) or any similar Legal Requirement or authorized by 21 U.S.C. section 335a(b) or any similar Legal Requirement

                  (e) The Company has not received any written notice that the FDA or any other Governmental Entity has commenced, or threatened to initiate, any action to withdraw its approval or request the recall of any product of the Company, or commenced, or overtly threatened to initiate, any action to enjoin production at any facility of the Company or, to the Company's Knowledge, at which any of the Company Products are manufactured.

         2.26 Third Party Expenses. Section 2.26 of the Company Disclosure Schedule sets forth the Company's reasonable estimate of all Third Party Expenses expected to be incurred by the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby.

         2.27 Minute Books. The minute books of the Company contain a materially complete and accurate summary of all meetings of directors and stockholders or actions by written consent since the time of incorporation of the Company through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

         2.28 Complete Copies of Materials. The Company has delivered or made available true and complete copies of each document that has been requested by Parent or its counsel in connection with their due diligence review of the Company.

         2.29 Representations Complete. This Agreement (including the Company Disclosure Schedule, as may be updated prior to the Effective Time) does not, and the certificates referred to in Section 6.2 will not as of the Effective Time, contain any representation, warranty or information that (i) contains an untrue statement of a material fact, or (ii) omits to state any material fact necessary in order to make the statements herein (in the light of the circumstances under which such statements have been made) not misleading.

         2.30 Tax Treatment. Neither the Company nor any of its affiliates has knowingly taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

                                  ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF PARENT
                                 AND MERGER SUB

Parent represents and warrants to the Company that the statements contained in this Article III are true and correct as set forth herein and as qualified by the disclosure schedule delivered to the Company concurrently herewith, and which may be updated in accordance with Section 4.1

    (the "Parent Disclosure Schedule"). The disclosures set forth in the Parent Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III.

         3.1 Organization and Good Standing. Parent and Merger Sub are corporations duly organized, validly existing, and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as now being conducted and to own or use its properties and assets. Each of Parent and Merger Sub is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by them, or the nature of the activities conducted by them, requires such qualification, except where the failure to be so qualified could not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect on Parent.

         3.2 Authority. Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been, or will have been by the Closing, duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes the valid and binding obligations of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors' rights generally, and subject to general principles of equity.

         3.3 No Conflict. The execution and delivery by Parent of this Agreement and the Ancillary Agreements to which Parent is a party, does not, and the consummation of the transactions contemplated hereby and thereby will not
(i) conflict with, or result in any violation of, any provision of Parent's Certificate of Incorporation or Bylaws, (ii) conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of any material benefit under any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise or license of Parent, or (iii) conflict with, or result in any violation of any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its properties or assets.

         3.4 Consents. No consent, approval, order or authorization of or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby, except (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws, (ii) the filing of the Merger Agreement with the Secretary of State of the State of Delaware and (iii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not have a Material Adverse Effect on Parent.

         3.5 Capitalization. The authorized capital stock of Parent consists of 250,000,000 shares of Common Stock, $.01 par value, and 10,000,000 shares of Preferred Stock, $.01 par value, of which there were issued and outstanding as of the close of business on January 27, 2003, 89,180,845 shares of Common Stock and no shares of Preferred Stock. The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, all of which are issued and outstanding and are held by Parent. All outstanding shares of Parent and Merger Sub have been duly authorized, validly issued, fully paid and are nonassessable. The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid, and non-assessable, free of any liens or encumbrances other than any liens or encumbrances created by or imposed by the holders thereof, and subject to Section 6.1(c), shall be issued in compliance with all applicable federal and state securities laws.

         3.6 SEC Reports. As of their respective filing dates, all statements, reports, schedules, forms and other documents filed by Parent with the SEC since January 1, 2001 (the "Parent SEC Reports") (i) were prepared in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of Parent is or has been required to file any form, report, registration statement or other document with the SEC. The consolidated financial statements contained in Parent SEC Reports: (a) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (b) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such financial statements and (in the case of unaudited statements) as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to year-end audit adjustments; and (c) fairly present in all material respects the consolidated financial position of Parent and its subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Parent and its subsidiaries for the periods covered thereby. All financial statements (including any related notes) contained in Parent SEC Reports filed after the date hereof and until the earlier of the Closing or the date set forth in
Section 8.1(b) shall meet the conditions set forth in clauses (a), (b) and (c) of this Section 3.6.

         3.7 Absence of Changes. Since December 31, 2002, no event has occurred that has had or would reasonably be expected to have a Material Adverse Effect on Parent.

         3.8 Tax Treatment. Neither Parent nor any of its affiliates has knowingly taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

                                   ARTICLE IV
                       CONDUCT PRIOR TO THE EFFECTIVE TIME

         4.1 Operation of the Company's Business. Except (i) as set forth in Section 4.1 of the Company Disclosure Statement and (ii) for the effect of the consummation of the transactions contemplated by this Agreement, during the period from the date of this Agreement through the earlier of the termination of this Agreement or the Effective Time (the "Pre-Closing Period"),the Company shall conduct its business and operations in the ordinary course and in accordance with past practices, and the Company shall use its reasonable efforts to preserve intact its current business organization and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with it. The Company agrees to promptly notify Parent of
(i) any material event or occurrence not in the ordinary course of its business, and (ii) any event that could reasonably be expected to have a Material Adverse Effect on the Company. Without limiting the generality of the foregoing, during the Pre-Closing Period, the Company shall not (without Parent's consent, which will not be unreasonably withheld) do, cause or permit any of the following actions:

                  (a) Dividends; Changes in Capital Stock. Declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

                  (b) Issuance of Securities. Sell, issue, grant or authorize the issuance or grant of any capital stock or other security, any option, call, warrant or right to acquire any capital stock or other security, or any instrument convertible into or exchangeable for any capital stock or other security other than the issuance of shares of Company Common Stock or Company Preferred Stock pursuant to the exercise of stock options, warrants or convertible debt outstanding on the date of this Agreement;

                  (c) Stock Option Plans, Etc. Amend or waive any of its rights under any provision of the Company Stock Option Plan, any provision of any agreement evidencing any outstanding stock option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option, warrant or other security or any related Contract, provided however that the Company may fully accelerate the vesting of all In-the-Money Options and permit such In-the-Money Options to be exercised by the holders thereof on a net exercise basis prior to the Effective Time;

                  (d) Charter Documents. Amend or permit the adoption of any amendment to the Company Certificate, Company Bylaws or other charter or organizational documents, other than as provided in Sections 6.2(w) and 6.3(d);

                  (e) Subsidiaries. Form any Subsidiary or acquire any equity interest or other interest in any other Entity;

                  (f) Capital Expenditures. Make any capital expenditure, capital additions or capital improvements in excess of $10,000 individually or $20,000 in the aggregate;

                  (g) Agreements. Enter into, terminate, amend or enter into any waiver with regard to, (or agree to do so), (i) any agreement involving the obligation to pay or the right to receive $50,000 or more; (ii) any agreement relating to the license, transfer or other disposition or acquisition of Intellectual Property rights or rights to market or sell Company Products; or
(iii) any other agreement material to the business of Company or that is or would be a Material

Contract; provided, however, that the Company will be permitted to take the actions contemplated by Section 4.1(g) of the Company Disclosure Schedule;

                  (h) Legal Proceedings. Commence or enter into any settlement of any Legal Proceeding involving payments by the Company in excess of $25,000 or involving any material asset of the Company;

                  (i) Insurance. Materially reduce the amount or scope of any material insurance coverage provided by existing insurance policies;

                  (j) Dispositions. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its business, except in connection with the Permitted Loans;

                  (k)      Leases. Enter into any operating leases;

                  (l) Indebtedness. Borrow from or lend money to any Person, or incur or guarantee any indebtedness except for borrowing under the Permitted Loans;

                  (m) Employee Benefit Plans; Pay Increases. Establish, adopt or amend any employee benefit plan, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees; provided, however, that the Company will be permitted to take the actions contemplated by Section 4.1(g) of the Company Disclosure Schedule;

                  (n) Labor Agreements. Enter into any employment contract or, except if required by applicable law, any collective bargaining agreement;

                  (o) Severance Arrangements. Enter into agreements or modifications of agreements with regard to the payment of severance or termination pay, or grant any acceleration or extension of the exercisability or vesting of any equity securities held by any director, officer or employee, other than (i) the acceleration of vesting of the In-the-Money Options, (ii) permitting such options to be exercised by the holders thereof on a net exercise basis prior to the Effective Time, (iii) permitting the Company to take the actions contemplated by Section 4.1(g) of the Company Disclosure Schedule, and
(iv) entering into severance arrangements with its employees in a manner consistent with Section 6.2(k);

                  (p) Lawsuits. Commence a lawsuit other than (i) for the routine collection of obligations, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, or (iii) for a breach of this Agreement;

                  (q) Acquisitions. Acquire or agree to acquire any Entity or division thereof (whether by merger, consolidation, share exchange, reorganization, stock purchase, asset purchase, or otherwise) or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Company's business, or acquire or agree to acquire any equity securities of or interests in any Entity, or enter into any material strategic relationships or alliances;

                  (r) Change in Policies. Change any of its personnel policies or other business policies, or any of its methods of accounting or accounting practices in any respect;

                  (s) Taxes. Make any Tax election, adopt or change any accounting method in respect of Taxes, file any material Tax Return or any amendment to a material Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

                  (t) Material Transactions. Enter into any material transaction or take any other material action outside the ordinary course of business or inconsistent with past practices, other than as contemplated by Sections 4.1(c), (g), (m) and (o) above;

                  (u) Payment of Obligations. Pay, discharge or satisfy, in an amount in excess of $50,000 in the aggregate, any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business or in connection with the transactions contemplated hereby, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Current Balance Sheet; or

                  (v) Other Actions. Agree or commit to take any of the actions described in Section 4.1(a) through (u), or any other action that would prevent the Company from performing or cause the Company not to perform its covenants hereunder or any other action not in the ordinary course of the Company's business and consistent with past practice.

    During the Pre-Closing Period, each of Parent and Company shall promptly notify the other party in writing (by updating and delivering to the other party the Parent Disclosure Schedule or Company Disclosure Schedule, as applicable) of: (i) the discovery by such party of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by such party in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by such party in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of such party; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the closing conditions set forth in Sections 6.1, 6.2 or 6.3 (and applicable to such party) impossible or unlikely. Without limiting the generality of the foregoing, each party shall promptly advise the other party in writing of any material Legal Proceeding or material claim threatened, commenced or asserted against or with respect to such party. Unless otherwise agreed by Parent, no notification given to Parent pursuant to this Section 4.1 shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement.

         4.2      No Solicitation. During the Pre-Closing Period:

                  (a) The Company shall not directly or indirectly, and shall not authorize or permit any of its Representatives directly or indirectly to, (i) take any action to solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal or
(ii) subject to the terms of subsection (b) below, disclose any information relating to the Company to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal, or engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, or approve, endorse or recommend any Acquisition Proposal or enter into any letter of intent, preliminary agreement or similar arrangement contemplating or otherwise relating to any Acquisition Transaction.

                  (b) Company shall notify Parent immediately (and no later than 24 hours) after receipt by Company (or its advisors) of any Acquisition Proposal or any request for nonpublic information in connection with an Acquisition Proposal or for access to the properties, books or records of Company by any person or entity that informs Company that it is considering making, or has made, an Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.

                  (c) The Company shall immediately cease and cause to be terminated, and represents and warrants that it has the legal right to do so without payment of any fee or other penalty, any existing discussions with any Person that relate to any Acquisition Proposal.

                                    ARTICLE V
                              ADDITIONAL AGREEMENTS

         5.1 Stockholder Approval. As soon as practicable following the Fairness Hearing and the issuance of the California Permit, the Company shall submit to the Stockholders: (a) this Agreement and the transactions contemplated hereby for approval and adoption as provided by the Delaware General Corporation Law ("Delaware Law") and the California Code, to the extent applicable, the Company Certificate and Company Bylaws, and (b) such other documents as are necessary in connection with the issuance and sale of the Merger Shares. The Company shall use its reasonable best efforts to solicit and obtain the consent of its Stockholders sufficient to approve the Merger and this Agreement and to enable the Closing to occur as soon as possible. The materials submitted to the Stockholders shall be subject to review and approval by Parent and include information regarding (i) the Company; (ii) the terms of the Merger, this Agreement and the Ancillary Agreements; and (iii) the unanimous recommendation of the Board of Directors of the Company in favor of the Merger, this Agreement and the Ancillary Agreements.

         5.2      Access to Information.

                  (a) The Company shall afford Parent and its Representatives, reasonable access during normal business hours during the period prior to the Effective Time to (i) all of the Company's properties, books, contracts, commitments and records, (ii) all other information concerning the business, properties and personnel of the Company as Parent may reasonably request, and (iii) employees of the Company as identified by Parent and with the Company's consent, not to be unreasonably withheld. The Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements promptly upon request.

                  (b) No information or knowledge obtained in any investigation pursuant to this Section 5.2 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

                  (c) The Company shall provide Parent and its Representatives reasonable access, during normal business hours during the period prior to the Effective Time, to all of the Company's Tax Returns and other records and workpapers relating to Taxes, and shall also provide the following information upon the request of Parent: (i) a schedule of the types of Tax Returns being filed by the Company in each taxing jurisdiction; (ii) a schedule of the year of the commencement of the filing of each such type of Tax Return; (iii) a schedule of all closed years with respect to each such type of Tax Return filed in each jurisdiction; (iv) a schedule of all material Tax elections filed in each jurisdiction by the Company; (v) a schedule of any deferred intercompany gain with respect to transactions to which the Company has been a party; and (vi) receipts for any Taxes paid to foreign Tax authorities.

         5.3 Confidentiality. Each of Parent, Merger Sub and Company hereby agrees that the information obtained in any investigation pursuant to Section 5.2, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transaction contemplated hereby shall be governed by the terms of the Confidential Disclosure Agreement previously executed by and between the Company and Parent (the "Confidentiality Agreement").

         5.4 Legal Requirements. Parent and the Company shall use all reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other transactions contemplated by this Agreement and the Ancillary Agreements. Without limiting the generality of the foregoing, Parent and the Company (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement and to submit promptly any additional information requested in connection with such filings and notices, (ii) shall use all reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger or any of the other transactions contemplated by this Agreement or the Ancillary Agreements, and (iii) shall use all reasonable efforts to lift any restraint, injunction or other legal bar to the Merger. Each party shall promptly deliver to the other party a copy of each such filing made, each such notice given and each such Consent obtained by such party during the Pre-Closing Period.

         5.5 FIRPTA Compliance. On the Closing Date, the Company shall deliver to Parent a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent's obligations under Treasury Regulation Section 1.1445-2(c)(3).

         5.6      Expenses.

                  (a) Except as set forth in Section 5.6(b), whether or not the Merger is consummated, Third Party Expenses incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, shall be the obligation of the respective party incurring such fees and expenses.

                  (b) In the event that the Merger is consummated, Parent agrees to pay the Covered Transaction Expenses. Parent shall have full recourse out of the Escrow Fund for payment of all Third Party Expenses of the Company that exceed the Covered Transaction Expenses to the extent such excess was not deducted from the Preferred Merger Consideration.

         5.7 Termination of 401(k) Plan. The Company agrees to terminate its 401(k) Plan(s) immediately prior to the Closing, unless Parent, in its sole and absolute discretion, agrees to sponsor and maintain such plan by providing the Company with notice of such election at least five (5) days before the Closing Date. Unless Parent provides such written notice to the Company at least two (2) days prior to the Closing Date, the Company shall provide Parent with evidence that such Company 401(k) Plan(s) have been terminated (effective as of the day immediately preceding the Effective Time) pursuant to resolutions of the Company's Board of Directors. The form and substance of such resolutions shall be subject to review and approval of Parent. The Company also shall take such other actions in furtherance of terminating such Company 401(k) Plan(s) as Parent may reasonably require. In the event the Company 401(k) Plan(s) is terminated and makes lump sum distributions available to those Company employees who continue to be employees of the Company after the Effective Time, such lump sum distributions may be rolled over to the plan of Parent that is intended to include a Code Section 401(k) arrangement (the Parent 401(k) Plan) subject to applicable law.

         5.8      Continuing Employees and Employee Benefits.

                  (a) The Company will assist Parent to identify which employees of the Company should receive offers to remain in the employment of Parent, the Surviving Corporation or any Subsidiary thereof after the Effective Time (the "Continuing Employees"). The Company will also assist Parent to identify up to [****] "key employees" from among the Continuing Employees (the "Key Employees"). The Continuing Employees will be provided the opportunity to enter into at-will employment arrangements with Parent, subject to and in compliance with Parent's standard human resources policies and procedures. Parent agrees that all Continuing Employees shall receive credit for service prior to the Effective Time for purposes

-----------------

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

of vacation accrual with Parent or the Surviving Corporation, and shall be eligible to participate in those benefit plans and programs maintained for similarly situated employees of Parent (or in substantially similar programs), on the same terms applicable to similarly situated employees of Parent. Nothing in this Section 5.8 or elsewhere in this Agreement shall be construed to create a right in any employee to employment with Parent, the Surviving Corporation or any other Subsidiary of Parent and, subject to any other binding agreement between an employee and Parent, the Surviving Corporation or any other Subsidiary of Parent, the employment of each Continuing Employee shall be "at will" employment.

                  (b) The Board of Directors of Parent, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act) shall, reasonably promptly after the date hereof, and in any event prior to the Effective Time, adopt a resolution providing that the receipt, by those officers and directors of the Company who may be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent Common Stock following the Effective Time, of Parent Common Stock in the Merger is intended to be an exempt transaction under such Rule 16b-3.

         5.9      Indemnification of Officers and Directors.

                  (a) All rights to indemnification existing in favor of those Persons who are, or were, directors and officers of the Company at or prior to the date of this Agreement (the "Indemnified Directors and Officers") shall survive the Merger and shall be observed by Parent to the fullest extent permitted by Delaware Law for a period of six years from the Effective Time.

                  (b) From the Effective Time until the sixth anniversary of the Effective Time, Parent shall cause to be maintained the current policies of the officers' and directors' liability insurance maintained by the Company covering persons who are presently covered by the Company's officers' and directors' liability insurance policies with respect to actions and omissions occurring on or prior to the Effective Time to the extent available; provided, that policies with third party insurers of similar or better A.M. Best rating of at least the same coverage containing terms and conditions that are not less advantageous to the insured may be substituted therefore; provided, further, that in no event shall Parent be required to maintain or procure insurance coverage pursuant to this Section 5.9 for coverages that are not commercially available or that are only available for an amount per annum in excess of 175% of the current annual premiums with respect to each such policy; provided, however, that if the annual premiums of such insurance coverage exceed such amount, Parent shall obtain or cause to be obtained policies with the best coverage available for a cost not exceeding such amount.

                  (c) Parent shall bear and pay, and shall reimburse the Indemnified Directors and Officers for, all costs and expenses, including attorneys' fees, that may be incurred by the Indemnified Directors and Officers in seeking to enforce their rights against Parent and the Surviving Corporation under this Section 5.9.

                  (d) This Section 5.9 shall survive the consummation of the Merger and the Effective Time, is intended to benefit and may be enforced by the Indemnified Directors and

Officers and their respective heirs, successors and assigns and shall be binding on Parent and the Surviving Corporation and their respective successors and assigns.

         5.10 Voting Agreements. The Company shall deliver or cause to be delivered to Parent, concurrently with the execution of this Agreement, from the Stockholders listed on Schedule 5.10 an executed Voting Agreement with Parent substantially in the form attached hereto as Exhibit B (the "Voting Agreements").

         5.11 Affiliate Agreements. Schedule 5.11 sets forth those persons who are, in the Company's reasonable judgment, "affiliates" of the Company within the meaning of Rule 145 (each such person a "Company Affiliate") promulgated under the Securities Act ("Rule 145"). The Company shall provide Parent such information and documents as Parent shall reasonably request for purposes of reviewing such list. The Company shall use its reasonable best efforts to deliver or cause to be delivered to Parent, concurrently with the execution of this Agreement (and in any case prior to the Effective Time) from each of the Affiliates of the Company who own any securities of the Company, an executed Affiliate Agreement in the form attached hereto as Exhibit C. Parent shall be entitled to place appropriate legends on the certificates evidencing any Parent Common Stock to be received by such Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for Parent Common Stock, consistent with the terms of such Affiliate Agreements.

         5.12 Statement of Expenses; Closing Date Balance Sheet. At least three (3) business days prior to the Closing Date, the Company shall provide Parent with (a) a statement of its Third Party Expenses (the "Statement of Expenses"), which Statement of Expenses shall be documented to Parent's reasonable satisfaction, prepared in good faith and based on reasonable assumptions, and certified by the Chief Financial Officer and Chief Executive Officer of the Company as being true and correct in all material respects, and
(b) the Closing Date Balance Sheet.

         5.13 Noncompetition Agreements. The Company shall deliver or cause to be delivered to Parent, concurrently with the execution of this Agreement, from the individuals listed on Schedule 5.13, an executed Noncompetition Agreement with Parent in a form reasonably acceptable to Parent (the "Noncompetition Agreements").

         5.14 Public Disclosure. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or any of the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, neither party shall, and shall not permit any of its Representatives to, make any disclosure regarding the Merger, the subject matter of this Agreement or the Ancillary Agreements or any of the other transactions contemplated hereby or thereby unless (a) the other party shall have approved such disclosure or (b) the disclosing party shall have been advised by its outside legal counsel that such disclosure is required by applicable law.

         5.15 Resignation of Officers and Directors. The Company shall use its reasonable best efforts to obtain and deliver to Parent prior to the Closing the resignation of each officer and director of the Company.

         5.16 Permitted Loans. The Company and Parent shall cooperate in good faith in obtaining any documentation necessary to evidence the Permitted Loans, including, if required, an inter-creditor agreement between Parent and the lenders of the Company Stockholder Loan.

         5.17     Preparation of Information Statement; Permit Application.

                  (a) As soon as reasonably practicable after the execution of this Agreement, the Company shall prepare, with the cooperation of Parent (including Parent's supplying all reasonably necessary information describing or otherwise relating to Parent), an information statement to be distributed to the Stockholders in connection with soliciting Stockholder approval for this Agreement, the Ancillary Agreements and the transactions contemplated hereby (the "Information Statement"). The Company and Parent shall each use commercially reasonable efforts to cause the Information Statement to comply with applicable federal and state securities laws requirements. Each of the Company and Parent shall provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Information Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Information Statement. The Company shall promptly advise Parent, and Parent shall promptly advise the Company, in writing if at any time prior to the Effective Time either the Company or Parent shall obtain knowledge of any fact that might make it necessary or appropriate to amend or supplement the Information Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable laws. The Information Statement shall contain the unanimous recommendation of the Board of Directors of the Company that the Stockholders approve the Merger and this Agreement and the conclusion of the Company Board of Directors that the terms and conditions of the Merger are fair and reasonable to the Stockholders. Each of the Company and Parent covenant that the information supplied by Company and Parent, as applicable, for inclusion in the Information Statement shall not, on the date the Information Statement is first mailed to Stockholders or at the Effective Time contain any statement that, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication that has become false or misleading. Anything to the contrary contained herein notwithstanding, the Company shall not include in the Information Statement any information with respect to Parent or its affiliates or associates, the form and content of which information shall not have been approved by Parent prior to such inclusion.

                  (b) Promptly after the date hereof and subject to Section 1.13, Parent shall, with the cooperation of the Company, prepare and file the Permit Application. Parent and the Company shall each use commercially reasonable efforts to cause the Permit Application to comply with the requirements of applicable federal and state laws. Each of Parent and the Company shall provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Permit Application, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation and completion of the Permit Application. The Company shall promptly advise Parent, and Parent shall promptly advise the Company, in writing if at any time prior to the Effective Time either the Company or Parent, as applicable, shall obtain knowledge of any fact that might make it necessary or appropriate to amend or supplement the Permit Application in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law. Anything to the contrary contained herein notwithstanding, Parent shall not include in the Permit Application any information with respect to the Company or its affiliates or associates, the form and content of which information shall not have been approved by Company prior to such inclusion.

         5.18 Reorganization Tax Treatment. Neither Parent, Merger Sub nor Company has taken or will take any action, or has failed to take or will fail to take any action, either before or after the Closing of the Merger, which could reasonably be expected to cause the Merger to fail to qualify as a reorganization, and Parent, Merger Sub and Company shall report the Merger for federal income tax purposes as a reorganization.

         5.19 Listing of Additional Shares Prior to the Effective Time, if required by applicable rules, Parent shall file with the Nasdaq National Market a Notification Form for Listing of Additional Shares with respect to the Merger Shares.

                                   ARTICLE VI
                            CONDITIONS TO THE MERGER

         6.1 Conditions Precedent to Obligations of Each Party. The obligation of each party to effect the Merger and otherwise consummate the transactions contemplated by this Agreement is subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

                  (a) No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or any other Governmental Body and shall remain in effect, and there shall not be any Legal Requirement enacted, adopted or deemed applicable to the Merger that makes consummation of the Merger illegal.

                  (b) Governmental Approvals. All authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any Governmental Entity which the failure to obtain, make or occur would have a Material Adverse Effect on Parent or the Surviving Corporation shall have been obtained, made or occurred.

                  (c) Permit; Compliance With Section 3(a)(10) of the Securities Act. The California Commissioner shall have issued a permit under
Section 25121 of the California Code (following a hearing upon the fairness of the terms and conditions of the Merger, conducted pursuant to Section 25142 of the California Code) for the issuance of the Parent Common Stock to be issued in the Merger, and all applicable requirements of Section 3(a)(10) of the Securities Act shall have been satisfied.

                  (d) Company Stockholder Approval. The requisite Stockholders of the Company entitled to vote on or consent to this Agreement and the Merger in accordance with Delaware Law (and, if applicable, the California
Code) and the Company Certificate shall have adopted and approved this Agreement and the Merger.

         6.2 Conditions Precedent to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing of each of the following conditions:

                  (a) Representations, Warranties and Covenants. (i) The representations and warranties of the Company in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects) both when made and on and as of the Closing Date, (ii) the Company shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it prior to the Effective Time and
(iii) the Stockholders of the Company shall have complied in all material respects with any covenants applicable to them.

                  (b) Consents. All Consents set forth on Schedule 6.2(b) shall have been obtained, made or given and shall be in full force and effect.

                  (c) Company Stockholder Approval. This Agreement shall have been approved and adopted, and the Merger shall have been duly approved, by Stockholders holding a number of shares of Company Capital Stock equal to a minimum of 90% of the number of shares of Company Capital Stock issued and outstanding on the date on which the Board of Directors of the Company shall establish as the record date for purposes of such approval, and in compliance with applicable law, the Certificate of Incorporation and Company Bylaws, in each case as amended and any agreement to which the Company is a party or by which it is bound.

                  (d) Stockholder Approval of Certain Payments. Any agreements or arrangements that may result in the payment of any amount that would not be deductible by reason of Section 280G of the Internal Revenue Code shall have been approved by such number of Stockholders as is required by the terms of Section 280G(b)(5)(B) and shall be obtained in a manner that satisfies all applicable requirements of such Section 280G(b)(5)(B) and the proposed Treasury regulations thereunder.

                  (e) Limitation on Dissent. Appraisal, dissenters' or similar rights under any applicable law shall not have been exercised by holders of more than 5% of the Company Capital Stock outstanding immediately prior to the Effective Time.

                  (f) Legal Opinion. Parent shall have received a legal opinion from Venture Law Group, legal counsel to the Company, in substantially the form attached hereto as Exhibit D.

                  (g) Noncompetition Agreements. Each of the persons listed on Schedule 5.13 shall have entered into a Noncompetition Agreement with Parent and each of such Noncompetition Agreements shall be in full force and effect at the Effective Time and no party to any such agreement shall be in breach of the agreement, threatening to breach such agreement or taking any action materially inconsistent with the party's obligations under the agreement.

                  (h) Statement of Expenses; Closing Date Balance Sheet. Parent shall have received the Statement of Expenses and the Closing Date Balance Sheet, each of which shall have been certified by the Chief Financial Officer and Chief Executive Officer of the Company as being true and correct in all material respects, from the Company no later than three (3) business days prior to the Closing Date.

                  (i) Termination of 401(k) Plan. Unless otherwise requested by Parent pursuant to Section 5.7, the Board of Directors of the Company shall have adopted resolutions terminating the Company's 401(k) Plan as of immediately prior to the Closing.

                  (j) Termination of Company Options and Company Warrants. Each unexercised Company Option and Company Warrant, whether vested or unvested, that has not been exercised in full prior to the Effective Time shall have been terminated at the Effective Time. Parent shall have received evidence of the termination of each Company Warrant in form and substance reasonably satisfactory to Parent and shall have received evidence of the Company's compliance with all applicable notice provisions in connection with the termination of such Company Options and Company Warrants.

                  (k) Employment Arrangements. The persons identified by Parent as Continuing Employees that were offered regular "at-will" employment or consulting arrangements with Parent or the Surviving Corporation, or a Subsidiary thereof: (i) shall be the only remaining employees of Company as of the Effective Time and (ii) at least [****] of the [****] Key Employees listed on Schedule 6.2(k)(1)(i) and each of the Key Employees listed on Schedule 6.2(k)(l)(ii) shall have executed such "at-will" employment arrangements with Parent or the Surviving Corporation, or a Subsidiary thereof, in a form substantially similar to Parent's standard form. [****] shall have executed an agreement, in the form delivered to [****] prior to the date of this Agreement, providing for non-solicitation anywhere in the world with any business of the Company currently conducted or reasonably contemplated as of the date of this Agreement. The employees of Company who are not Continuing Employees or who are offered employment by Parent but decline such offer shall be offered the severance payments provided business of the Company currently conducted or reasonably contemplated as of the date of this Agreement. The employees of Company who are not Continuing Employees or who are offered employment by Parent but decline such offer shall be offered the severance payments provided on
Schedule 6.2(k)(3) (the "Severed Employees Severance") in exchange for executed releases in a form reasonably satisfactory to Parent.

-------------------------

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                  (l) Resignations of Directors and Officers. The directors and officers of the Company shall have signed and tendered their resignation from their position as officers and directors of the Company, in each case effective as of the Effective Time.

                  (m) Termination of Investors' Rights Agreement. The Fourth Amended and Restated Investors' Rights Agreement effective as of September 7, 2000, by and between the Company and the investors named therein (the "Investors' Rights Agreement"), shall have been terminated, effective as of the day immediately preceding the Closing Date, and Parent shall have received evidence of such terminations in form and substance reasonably satisfactory to Parent, including without limitation a written consent from the investors named therein holding the requisite number of shares of Company Capital Stock needed to terminate such agreement, acknowledging and consenting to the termination of each of the Investors' Rights Agreement (the form and substance of which shall have been subject to review and approval by Parent).

                  (n) Certificate of the Company. Parent shall have been provided with a certificate executed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer as to the satisfaction of the conditions set forth in Section 6.2(a).

                  (o) Secretary's Certificate. Parent shall have received from the Company a certificate, validly executed by the Secretary of the Company, certifying that (i) attached as exhibits thereto are true and complete copies of the Company Certificate, as amended pursuant to Section 6.2(t), and the Company Bylaws, each as in effect as of Closing, and (ii) attached as exhibits thereto are true and complete copies of resolutions duly adopted by the Board of Directors and Stockholders of the Company, approving the Agreement, the Merger and the other transactions contemplated hereby, which resolutions remain in full force and effect as of the Closing and are the only resolutions so adopted with respect to the transactions contemplated hereby.

                  (p) No Material Adverse Change. There shall not have occurred any change in the business, condition (financial or otherwise), results of operations or assets (including intangible assets) and properties of the Company that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company.

                  (q) Claims. After the date of this Agreement, no Person shall have (i) commenced, or shall have notified either Parent or Company that it intends to commence, a Legal Proceeding or (ii) provided Parent or Company with written notice, in either case which allege(s) that any of the Intellectual Property presently embodied, or proposed to be embodied, in Company Products infringes or otherwise violates the intellectual property rights of such person, is available for licensing from a potential licensor providing the notice, or otherwise alleges that Company does not otherwise own or have the right to exploit such Intellectual Property, in each case where such Legal Proceeding or notice is reasonably likely to materially and adversely affect the Company and its Business.

                  (r) Releases. The Company shall have delivered to Parent a release of claims of the Company in the form of Exhibit E hereto (each a "Release") executed by each of the stockholders of the Company set forth on
Schedule 6.2(r).

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

                  (s) Affiliate Agreements. Parent shall have received from each Company Affiliate an executed Affiliate Agreement, which shall be in full force and effect.

                  (t) Voting Agreements. The Company and its officers, directors and Stockholders listed on Schedule 5.10 shall have entered into a Voting Agreement and shall have cooperated in good faith to effectuate the Closing.

                  (u) No Clinical Hold. No clinical hold shall have been imposed by the FDA with respect to the [****].

                  (v) Amendment of Management Acquisition Bonus Agreements. Each of the Management Acquisition Bonus Agreements shall be amended to provide that the consideration to be provided thereunder shall be calculated based on the Preferred Merger Consideration as contemplated by this Agreement.

                  (w) Company Certificate. The liquidation preferences provisions of the Company Certificate shall be amended as necessary to provide for the payment of the Preferred Merger Consideration and the Common Merger Consideration as contemplated by this Agreement.

                  (x) Audited Financial Statements. Parent shall have received the audited financial statements for the Company for the fiscal year ended December 31, 2002 (the "2002 Audited Financial Statements", and such 2002 Audited Financial Statements shall not contain any material change from the Interim Financials.

                  (y) Ancillary Agreements. The Company shall have executed and delivered to Parent the Escrow Agreement and any other Ancillary Agreements contemplated by this Agreement to which the Company is a signatory.

         6.3 Conditions Precedent to Obligation of the Company. The obligation of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement is subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

                  (a) Representations, Warranties and Covenants. (i) The representations and warranties of Parent in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects) both when made and on and as of the Closing Date, and (ii) Parent shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it prior to the Effective Time.

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    the Commission. Confidential treatment has been requested with respect to
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                  (b)      Certificate. The Company shall have received a
certificate executed on behalf of Parent by an executive officer of Parent, confirming that the conditions set forth in Section 6.2(a) have been satisfied.

                  (c) Legal Opinion. The Company shall have received a legal opinion from Gray, Cary, Ware and Freidenrich, legal counsel to Parent, in substantially the form attached hereto as Exhibit F.

                  (d) Company Certificate. The liquidation preferences provisions of the Company Certificate shall be amended as necessary to provide for the payment of the Preferred Merger Consideration and the Common Merger Consideration as contemplated by this Agreement.

                  (e) No Material Adverse Change. There shall not have occurred any change in the business, condition (financial or otherwise), results of operations or assets (including intangible assets) and properties of Parent that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Parent.

                  (f) Secretary's Certificate. The Company shall have received from Parent a certificate, validly executed by the Secretary of Parent, certifying that (i) attached as exhibits thereto are true and complete copies of Parent's Certificate of Incorporation and Parent's Bylaws, each as in effect as of Closing, and (ii) attached as exhibits thereto are true and complete copies of resolutions duly adopted by the Board of Directors of Parent, approving the Agreement, the Merger and the other transactions contemplated hereby, which resolutions remain in full force and effect as of the Closing and are the only resolutions so adopted with respect to the transactions contemplated hereby.

                  (g) Ancillary Agreements. Parent shall have executed and delivered to the Company the Escrow Agreement and any other Ancillary Agreements contemplated by this Agreement to which Parent is a signatory.

                                  ARTICLE VII
                           INDEMNIFICATION AND ESCROW

         7.1 Survival of Representations, Warranties, Covenants and Agreements. Notwithstanding any right of Parent or the Company (whether or not exercised) to investigate the affairs of Parent or the Company (whether pursuant to Section 5.2 or otherwise) or a waiver or non-assertion by Parent or the Company of any condition to Closing set forth in Article VI or any termination right set forth in Article VIII, each party shall have the right to rely fully upon the representations, warranties, covenants and agreements of the other party contained in this Agreement, the Ancillary Agreements or any instrument delivered pursuant to this Agreement or any of the Ancillary Agreements. All of the representations, warranties, covenants and agreements of the Company contained in this Agreement, the Ancillary Agreements or any instrument delivered pursuant to this Agreement or any of the Ancillary Agreements shall survive

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

the Merger and continue until the [****] anniversary of the Effective Time (the "Expiration Date").

         7.2      Escrow and Indemnification.

                  (a)      Escrow Fund.

                           (i)      At the Closing, the Escrow Shares shall be
registered in the name of, and be deposited with, U.S. Bank Trust (or other institution selected by Parent with the reasonable consent of the Company) as escrow agent (the "Escrow Agent"), such deposit and any Additional Escrow Shares to constitute the Escrow Fund and to be governed by the terms set forth herein and in the Escrow Agreement attached hereto as Exhibit G. The Escrow Fund shall be available to compensate Parent pursuant to the indemnification obligations of the Stockholders. In the event Parent issues any Additional Escrow Shares, such shares will be issued in the name of the Escrow Agent and delivered to the Escrow Agent in the same manner as the Escrow Shares delivered at the Closing.

                           (ii)     Except for dividends paid in stock declared
with respect to the Escrow Shares ("Additional Escrow Shares"), which shall be treated as Escrow Shares pursuant to this Section 7.2 and all references in this
Section 7.2 to the term "Escrow Shares" shall be deemed to include any Additional Escrow Shares, any cash dividends, dividends payable in securities or other distributions of any kind made in respect of the Escrow Shares will be delivered to the Stockholders of the Company on a pro rata basis based upon their respective interests in the Escrow Fund at the time of distribution (in each case, such Stockholder's "Pro Rata Share"). Each Stockholder of the Company will have voting rights with respect to such stockholder's Pro Rata Share of the Escrow Shares deposited in the Escrow Fund so long as such Escrow Shares are held in escrow, and Parent will take all reasonable steps necessary to allow the exercise of such rights. While the Escrow Shares remain in the Escrow Agent's possession pursuant to this Agreement, each Stockholder of the Company will retain and will be able to exercise all other incidents of ownership of such stockholder's Pro Rata Share of the Escrow Shares which are not inconsistent with the terms and conditions of this Agreement.

                  (b)      Indemnification.

                           (i)      Indemnification. Subject to the limitations
set forth in this Section 7.2, the Stockholders will, severally and not jointly, and in accordance with each such Stockholder's Pro Rata Share of the Escrow Fund, indemnify and hold harmless Parent and the Surviving Corporation and their respective officers, directors, agents, attorneys and employees, and each person, if any, who controls or may control Parent or the Surviving Corporation within the meaning of the Securities Act (individually a "Parent Indemnified Person" and collectively the "Parent Indemnified Persons") from and against any and all losses, costs, damages, liabilities and expenses arising from claims, demands, actions, causes of action, including, without and

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    the Commission. Confidential treatment has been requested with respect to the omitted portions.

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each person, if any, who controls or may control Parent or the Surviving
Corporation within the meaning of the Securities Act (individually a "Parent Indemnified Person" and collectively the "Parent Indemnified Persons") from and against any and all losses, costs, damages, liabilities and expenses arising from claims, demands, actions, causes of action, including, without limitation, legal fees, (collectively, "Damages") arising out of, resulting from or incident to (i) any misrepresentation or breach of any of the representations, warranties, covenants and agreements given or made by the Company in this Agreement, the Company Disclosure Schedule or any exhibit or schedule to this Agreement, (ii) the Excess Employee Expenses (to the extent such Excess Employee Expenses were not deducted from the Preferred Merger Consideration), (iii) all Excess Transaction Fees (to the extent that such Excess Transaction Fees were not deducted from the Preferred Merger Consideration), and (iv) any Excess Liabilities (to the extent that such Excess Liabilities were not deducted from the Preferred Merger Consideration). Except as set forth in Section 7.2(b)(ii), the sole recourse of the Parent Indemnified Persons shall be against the Escrow Fund and claims against the Escrow Fund shall be the sole and exclusive remedy of Parent Indemnified Persons for any Damages in connection with this Agreement or the transactions contemplated hereby. The parties shall cooperate in the administration of this Article XII to ensure that there is no double-counting for claims (e.g., an item that gives rise to both an Excess Employee Expense and an Excess Liability will only be counted once in determining the appropriate claim against the Escrow Fund).

                           (ii)     No Limitation. Nothing in this Agreement
shall limit the liability in amount or otherwise (A) of the Company for any breach of any representation, warranty or covenant if the Merger does not close; or (B) of any Company Stockholder in connection with any breach by such Stockholder of any representation or covenant in the Voting Agreement, or (C) of the Company with respect to fraud or criminal activity or intentional breach of any covenant contained in this Agreement.

                           (iii)    Threshold for Claims. No claim for Damages
shall be made under Section 7.2 unless the aggregate of Damages exceeds $[****] for which claims are made hereunder by the Parent Indemnified Persons, in which case the Parent Indemnified Person shall be entitled to seek compensation for all Damages without regard to the limitation set forth in this Section 7.2(b)(iii) (the "Limitation").

                  (c)      Expiration Date; Release From Escrow.

                           (i)      The Escrow Fund shall terminate upon the
Expiration Date; provided, however, that a portion of the Escrow Fund that, in the reasonable judgment of Parent subject to the objection of the Stockholders' Agent and the subsequent arbitration of the matter in the manner provided in
Section 7.2(f), is necessary to satisfy any unsatisfied claims specified in any Officer's Certificate (as defined below) delivered to the Escrow Agent on or prior to the Expiration Date, with respect to facts and circumstances existing on or prior to the Expiration

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    the Commission. Confidential treatment has been requested with respect to the omitted portions.

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

Date (the "Disputed Portion"), shall remain in the Escrow Fund until such claims have been resolved.

                           (ii)     If any Escrow Shares remain in the Escrow
Fund on the Expiration Date, within two (2) business days after such date (the "Release Date"), the Escrow Agent shall release from escrow to the Stockholders their Pro Rata Share of the Escrow Shares less the Disputed Portion, if any. Any Disputed Portion shall be released to the Stockholders according to their Pro Rata Share of such Disputed Portion or released to Parent (as appropriate) promptly upon resolution of each specific indemnification claim for Damages involved. Parent will take such action as may be necessary to cause such certificates to be issued in the names of the appropriate persons. No fractional shares shall be released and delivered from Escrow to the Stockholders. In lieu of any fraction of an Escrow Share to which a Stockholder would otherwise be entitled, such Stockholder will receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of such fraction multiplied by the Parent Common Stock Price.

                           (iii)    No Escrow Shares or any beneficial interest
therein may be pledged, sold, assigned or transferred, including by operation of law, by any Stockholder or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of any such Stockholder, prior to the delivery to such stockholder of such Stockholder's pro rata portion of the Escrow Fund by the Escrow Agent as provided herein.

                           (iv)     The Escrow Agent is hereby granted the power
to effect any transfer of Escrow Shares contemplated by this Agreement. Parent will cooperate with the Escrow Agent in promptly issuing stock certificates to effect such transfers.

                  (d) Claims Upon Escrow Fund. Upon receipt by the Escrow Agent on or before the Expiration Date of a certificate signed by any officer of Parent (an "Officer's Certificate") alleging in good faith that Damages exist or are reasonably anticipated from threatened or pending litigation with respect to the indemnification obligations of the Stockholders of the Company set forth in
Section 7.2(b), and specifying in reasonable detail the individual items of such Damages included in the amount so stated, the date each such item was paid, or properly accrued or arose, and the nature of the misrepresentation, breach of warranty, covenant or claim to which such item is related, the Escrow Agent shall, subject to the provisions of this Section 7.2, deliver to Parent out of the Escrow Fund, as promptly as practicable, Parent Common Stock or other assets held in the Escrow Fund having a value equal to such Damages. For the purpose of compensating Parent for its Damages pursuant to this Agreement, the Parent Common Stock in the Escrow Fund shall be valued at the Parent Common Stock Price.

                  (e) Objections to Claims. At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such Officer's Certificate shall be delivered to the Stockholders' Agent. For a period of thirty (30) days after such delivery, the Escrow Agent shall make no delivery of Parent Common Stock or other property pursuant to Section 7.2(d) unless the Escrow Agent shall have received written authorization from the Stockholders' Agent to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of the Parent Common Stock or other property in the Escrow Fund in accordance with Section 7.2(d), provided that no such payment or delivery may be made if the Stockholders' Agent shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent and to Parent prior to the expiration of such thirty (30) day period. In the event that in connection with the Stockholders' Agent's investigation of any such claim he shall make a request to Parent for information about the claim in accordance with Section 7.2(h)(iii), and access to such information is not provided within a reasonable amount of time, the running of such 30-day period shall be tolled for a period in time equal to the duration of any such delay in access.

                  (f)      Resolution of Conflicts and Arbitration.

                           (i)      If the Stockholders' Agent objects in
writing to any claim or claims made by Parent in any Officer's Certificate within thirty (30) days after delivery of such Officer's Certificate by Parent to the Stockholders' Agent, the Stockholders' Agent and Parent shall attempt in good faith for a period of not to exceed 30 days to agree upon the rights of the respective parties with respect to each such claim. If the Stockholders' Agent and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute the appropriate portion of the Escrow Amount from the Escrow Fund in accordance with the terms of the memorandum.

                           (ii)     If no such agreement can be reached after
good faith negotiation within such 30-day period, either Parent or the Stockholders' Agent may demand arbitration of any such matter; provided, however, that if the amount of the Damages at issue is the subject of pending litigation with a third party, arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration. In either such event, the matter shall be settled by binding arbitration in San Francisco, California under the American Arbitration Association ("AAA") International Arbitration Rules and Supplemental Procedures for Large Complex Disputes (the "AAA Rules") by one arbitrator. The arbitration shall be conducted by a neutral arbitrator who is independent and disinterested with respect to the parties, this Agreement, and the outcome of the arbitration. If the parties are unable to agree to an arbitrator, the arbitrator shall be appointed by AAA in accordance with the AAA Rules, upon the application of either party. Any appeal shall be heard and decided by a panel of three neutral arbitrators selected from the same panel as the initial arbitrator. The parties shall use their commercially reasonable efforts to cooperate with each other in causing the arbitration to be held in as efficient and expeditious a manner as practicable, including but not limited to, providing such documents and making available such of their personnel as the arbitrator may request, so that the arbitrator's decision on the matter may be timely. The arbitrator shall have the power to decide all questions of arbitrability. The parties to the arbitration may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction or other interim or conservatory relief, as necessary, without breach of this arbitration provision and without any abridgement of the powers of the arbitrators but shall not otherwise have the rights to remove the proceedings to a court of law or equity or superseded the arbitration by a judicial proceeding except by mutual consent. The parties hereto agree that, any provision of applicable law notwithstanding, they will not request and the arbitrator shall have no authority to award punitive or exemplary damages against any party and that the remedy or relief granted by the arbitrator must be consistent with

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

the remedies and limitations set forth in this Agreement. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator may award to the prevailing party, if any, as determined by the arbitrator, all of its reasonable costs and fees, including, without limitation, AAA administrative fees, arbitrator fees and attorney's fees. Unless and until the arbitrator decides that one party is to apply for all (or share) of such expenses, or unless otherwise set forth in this Agreement, both parties shall share equally in the payment of the arbitrator's fees as and when billed by the arbitrator.

                           (iii)    Except as set forth below, the parties shall
keep confidential the fact of the arbitration, the dispute being arbitrated, and the decision of the arbitrator. Notwithstanding the foregoing, the parties may disclose information about the arbitration to persons who have a need to know, such as directors, trustees, management employees, witnesses, experts, investors, attorneys, lenders, insurers, and others who may be directly affected. Additionally, if a party has stock that is publicly traded, the party may make such disclosures as are required by applicable securities laws. Further, if a party is expressly asked by a third party about the dispute or the arbitration, the party may disclose and acknowledge in general and limited terms that there is a dispute with the other party that is being (or has been) arbitrated. Once the arbitration award has become final, if the arbitration award is not promptly satisfied, then these confidentiality provisions shall no longer be applicable.

                           (iv)     The Escrow Agent shall be entitled to act in
accordance with such judgment and make or withhold payments out of the Escrow Fund in accordance therewith. Promptly following its receipt thereof, the Escrow Agent shall distribute the Escrow Shares in accordance with the terms of the arbitration award and/or the judgment in accordance with the procedures specified in Section 7.2(d) hereof.

                  (g) Recoveries. The amount of indemnifiable Damages required to be paid under this Article VII shall be reduced by (or if already paid, shall be promptly repaid in the amount of) any recoveries actually received by an Parent Indemnified Person under insurance policies or other form of payment received from a third party.

                  (h)      Stockholders' Agent.

                           (i)      Fred Craves shall be constituted and
appointed as agent ("Stockholders' Agent") for and on behalf of the Stockholders to give and receive notices and communications, to authorize delivery to Parent of the Parent Common Stock or other property from the Escrow Fund in satisfaction of claims by Parent, to object to such deliveries to make claims on behalf of the Stockholders pursuant to Section 7.2(e) to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Stockholders' Agent for the accomplishment of the foregoing. Such agency may be changed by the holders of a majority in interest of the Escrow Fund from time to time upon not less than 10 days' prior written notice to Parent. No bond shall be required of the Stockholders' Agent, and the Stockholders' Agent shall receive no compensation for his services. Notices or communications to or from the Stockholders' Agent shall constitute notice to or from each of the Company stockholders.

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

                           (ii)     The Stockholders' Agent shall not be liable
for any act done or omitted hereunder as Stockholder' Agent while acting in good faith and in the exercise of reasonable judgment and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Stockholders shall severally indemnify and hold the Stockholders' Agent harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholders' Agent and arising out of or in connection with the acceptance or administration of his duties hereunder.

                           (iii)    The Stockholders' Agent shall have
reasonable access to information about the Company and the reasonable assistance of the Company's officers and employees for purposes of performing his duties and exercising his rights hereunder, provided that the Stockholders' Agent shall treat confidentially and not disclose any nonpublic information from or about the Company to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

                  (i) Actions of the Stockholders' Agent. A decision, act, consent or instruction of the Stockholders' Agent shall constitute a decision of all the Company stockholders for whom shares of Parent Common Stock otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each such the Company stockholder, and the Escrow Agent and Parent may rely upon any decision, act, consent or instruction of the Stockholders' Agent as being the decision, act, consent or instruction of each and every such the Company stockholder. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholders' Agent.

                  (j) Third-Party Claims. In the event Parent becomes aware of a third-party claim which Parent believes may result in a demand against the Escrow Fund, Parent shall notify the Stockholders' Agent of such claim, and the Stockholders' Agent and the Company Stockholders for whom shares of Parent Common Stock otherwise issuable to them are deposited in the Escrow Fund shall be entitled, at their expense, to participate in any defense of such claim with the consent of Parent which shall not be unreasonably withheld. Whether or not the Stockholders' Agent participates in the defense of such claim, Parent shall be entitled to compromise or settle such claim; provided, however, that Parent shall not compromise or settle such claim without the prior written consent of the Stockholders' Agent, such consent not to be unreasonably withheld. In the event that the Stockholders' Agent has consented to any such settlement, the Stockholders' Agent shall have no power or authority to object under Section 7.2(e) or any other provision of this Section 7.2 to any claim by Parent against the Escrow Fund for indemnity with respect to such settlement for the amount of the settlement.

                                  ARTICLE VIII
                             TERMINATION PROVISIONS

         8.1 Termination. This Agreement may be terminated prior to the Effective Time (whether before or after adoption of this Agreement by the Company's stockholders):

                  (a)      by mutual written consent of Parent and the Company;

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

                  (b) by either Parent or the Company if: (i) the Merger shall not have been consummated by April 30, 2003 (unless the failure to consummate the Merger is attributable to a failure on the part of the party seeking to terminate this Agreement to perform any material obligation required to be performed by such party at or prior to the Effective Time), (ii) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Merger; or (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity that would make consummation of the Merger illegal; provided, however, that (x) the Company may elect to extend such date to May 31, 2003 if holders of the Company Stockholder Loan elect to increase the principal amount of the Company Stockholder Loan to such amount as is necessary to fund the operations of the Company through May 31, 2003, and (y) Parent may elect to extend such date to May 31, 2003 if the Company has not by April 26, 2003 notified Parent in writing of its election to extend such date under clause
(x) of this section, and of the increase of the principal amount of the Company Stockholder Loan, and such election by Parent shall be made in writing by notice to the Company on or prior to April 30, 2003. If Parent makes such election, it shall advance Two Million Dollars ($2,000,000) (or such lesser amount as may be requested by the Company) to the Company on May 1, 2003 as a Parent Loan;

                  (c) by Parent if there shall be any action taken, or any law or rule enacted, promulgated or issued or deemed applicable to the Merger, by any Governmental Entity, which would: (i) prohibit Parent's ownership or operation of all or any portion of the business of the Company or (ii) compel Parent to dispose of or hold separate all or any portion of the Assets and Properties of the Company, or limit its operation of the Company's business, as a result of the Merger;

                  (d) by Parent if it is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement or any Ancillary Agreements on the part of the Company and such breach has not been cured within ten (10) calendar days after written notice to the Company; provided, however, that, no cure period shall be required for a breach which by its nature cannot be cured;

                  (e) by Company if it is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement or any Ancillary Agreements on the part of Parent and such breach has not been cured within ten (10) calendar days after written notice to Parent; provided, however, that, no cure period shall be required for a breach which by its nature cannot be cured;

                  (f) by Parent if, since the date of this Agreement, there shall have occurred any Material Adverse Effect on the Company, or there shall have occurred any event or circumstance that, in combination with any other events or circumstances, could reasonably be expected to have a Material Adverse Effect on the Company; or

                  (g) by the Company if, since the date of this Agreement, there shall have occurred any Material Adverse Effect on Parent, or there shall have occurred any event or

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

circumstance that, in combination with any other events or circumstances, could reasonably be expected to have a Material Adverse Effect on Parent.

                  (h) by Parent if there has been a breach of any representation, warranty, covenant or agreement contained in any Voting Agreement on the part of any Stockholder party thereto that has a material and adverse impact on Parent's ability to consummate the Merger.

         8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, however, that (i) this Section 8.2, Section 5.3,
Section 5.6 and Section 5.14 shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any party from any liability for any material inaccuracy in or breach of any representation or any material breach of any warranty, covenant or other provision contained in this Agreement.

                                   ARTICLE IX
                               GENERAL PROVISIONS

         9.1 Amendment. This Agreement may be amended with the approval of the respective boards of directors of the Company and Parent at any time. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         9.2      Waiver.

                  (a) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

                  (b) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

         9.3 Entire Agreement; Counterparts. This Agreement, the Ancillary Agreements and the documents, instruments and other agreements referred to herein constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superceded and shall remain in full force and effect. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

         9.4 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Except as otherwise provided under this Agreement, in any action between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of California; (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the Northern District of California; (c) each of the parties irrevocably waives the right to trial by jury; and (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 9.7.

         9.5 Attorneys' Fees. Except as otherwise provided under this Agreement, in any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

         9.6 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the Company's rights hereunder may be assigned by the Company without the prior written consent of Parent, and any attempted assignment of this Agreement or any of such rights by the Company without such consent shall be void and of no effect. Except as set forth in Section 5.9(d), nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

         9.7 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

                  if to Parent or Merger Sub:

                           Protein Design Labs, Inc.
                           34801 Campus Drive
                           Fremont, CA 94555
                           Attention: General Counsel
                           Telephone No.: (510) 574-1400
                           Facsimile No.: (510) 574-1473

                  with a copy to:

                           J. Howard Clowes
                           Gray Cary Ware & Freidenrich LLP
                           153 Townsend Street, Suite 800

                           San Francisco, CA 94107-1907
                           Telephone No.: (415) 836-2500
                           Facsimile No.: (415) 836-2501

                  if to the Company:

                           Eos Biotechnology, Inc.
                           225 A Gateway Boulevard
                           South San Francisco, CA 94080
                           Attention: President and Chief Operating Officer Telephone No.: (650) 246-2300
                           Facsimile No.: (650) 583-3881

                  with a copy to:

                           Laurel Finch
                           Venture Law Group
                           2775 Sand Hill Road
                           Menlo Park, CA 94025
                           Facsimile No.: (650) 233-8386

         9.8 Cooperation. The Company agrees to cooperate fully with Parent and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by Parent to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement.

         9.9      Construction.

                  (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

                  (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

                  (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

                  (d) Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

                  (e) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

         9.10 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

         9.11 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law or regulation, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof,
(c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

                                    PROTEIN DESIGN LABS, INC.

                                    By: /s/ MARK MCDADE

                                    Name: Mark McDade

                                    Title: Chief Executive Officer

                                    TIKAL ACQUISITION CORP.

                                    By: /s/ MARK MCDADE

                                    Name: Mark McDade

                                    Title: Chief Executive Officer

                                    EOS BIOTECHNOLOGY, INC.

                                    By: /s/ ROBERT F. WILLIAMSON

                                    Name: Robert F. Williamson

                                    Title: President

                                    EXHIBIT A

                               CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

"Acquisition Proposal" shall mean any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest by Parent) contemplating or otherwise relating to any Acquisition Transaction.

"Acquisition Transaction" shall mean any transaction or series of transactions involving:

(a) any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction in which the Company or any of its Subsidiaries is a constituent corporation, and (i) in which either a Person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing at least 15% of the outstanding securities of the voting securities of the Company or any of its Subsidiaries, or (ii) in which the Company or any of its Subsidiaries issues or sells securities representing at least 15% of the outstanding securities of voting securities of the Company or any of its Subsidiaries; or

(b) any sale (other than sales of inventory in the ordinary course of business), lease (other than in the ordinary course of business), exchange, transfer (other than sales of inventory in the ordinary course of business), license (other than nonexclusive licenses in the ordinary course of business or as disclosed pursuant to the Company Disclosure Schedule), acquisition or disposition of any business or businesses or assets that constitute or account for at least 15% of the consolidated net revenues, net income or assets of the Company of its Subsidiaries.

"Agreement" shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached, as it may be amended from time to time.

"Aggregate Preferred Consideration" shall mean the aggregate amount of consideration in Parent Common Stock and/or cash paid by Parent to holders of Company Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock.

"Aggregate Series A Merger Shares" shall be the result obtained by multiplying
  (i) the Series A Exchange Ratio by (ii) the aggregate number of shares of Series A Preferred Stock outstanding immediately prior to the Effective Time.

"Aggregate Series B Merger Shares" shall be the result obtained by multiplying
  (i) the Series B Exchange Ratio by (ii) the aggregate number of shares of Series B Preferred Stock outstanding immediately prior to the Effective Time.

"Aggregate Series C Merger Shares" shall be the result obtained by multiplying
  (i) the Series C Exchange Ratio, by (ii) the aggregate number of shares of Series C Preferred Stock outstanding immediately prior to the Effective Time.

"Aggregate Series D Merger Shares" shall be the result obtained by multiplying
  (i) the Series D Exchange Ratio, by (ii) the aggregate number of shares of Series D Preferred Stock outstanding immediately prior to the Effective Time.

"Aggregate Series E Merger Shares" shall be the result obtained by multiplying
  (i) the Series E Exchange Ratio, by (ii) the aggregate number of shares of Series E Preferred Stock outstanding immediately prior to the Effective Time.

"Closing Date Balance Sheet" shall mean the unaudited estimated balance sheet of the Company dated the Closing Date, prepared in accordance with GAAP and in good faith and based upon assumptions consistent with the Company's past practice and certified by the Chief Financial Officer and Chief Executive Officer of the Company as being true and correct in all material respects pursuant to Section 6.2(g).

"Common Merger Consideration" means $2,500,000.

"Common Merger Shares" means the Common Merger Consideration divided by the
  Parent Common Stock Price.

"Common Stock Exchange Ratio" shall mean the result obtained by dividing (i) the number of Common Merger Shares, by (ii) the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time.

"Company Bylaws" shall mean the bylaws of Company currently in effect.

"Company Capital Stock" shall mean shares of Company Common Stock, Company
  Preferred Stock and shares of any other capital stock of the Company.

"Company Certificate" shall mean the Amended and Restated Certificate of Incorporation of the Company, dated as of September 6, 2000.

"Company Common Stock" shall mean shares of the Common Stock of the Company
  $0.001 par value.

"Company Convertible Debt" shall mean any debt of the Company that is convertible into Company Capital Stock.

"Company Disclosure Schedule" shall have the meaning set forth in Article II.

"Company Options" shall mean all options to purchase, acquire or otherwise receive shares of Company Common Stock (whether or not vested) held by current or former employees or directors of or consultants to the Company and excluding all Company Warrants and Company Preferred Stock.

"Company Preferred Stock" shall mean shares of Company Series A Preferred Stock, shares of Company Series B Preferred Stock, shares of Company Series C Preferred Stock, shares of Company Series D Preferred Stock, shares of Company Series E Preferred Stock and all other shares of preferred stock of the Company.

"Company Series A Preferred Stock" shall mean shares of the Series A Preferred
  Stock of the Company, $0.001 par value.

"Company Series B Preferred Stock" shall mean shares of the Series B Preferred
  Stock of the Company, $0.001 par value.

"Company Series C Preferred Stock" shall mean shares of the Series C Preferred
  Stock of the Company, $0.001 par value.

"Company Series D Preferred Stock" shall mean shares of the Series D Preferred
  Stock of the Company, $0.001 par value.

"Company Series E Preferred Stock" shall mean shares of the Series E Preferred
  Stock of the Company, $0.001 par value.

"Company Stockholder Loan" shall mean one or more loans to the Company made after the date of this Agreement to the Company by one or more of the Company Stockholders executing the Voting Agreements or affiliates thereof (the "Company Lenders") (i) in the amount of up to Two Million Two Hundred Fifty Thousand Dollars ($2,250,000) (or if the holders of such notes make the election to advance additional amounts pursuant to Section 8.1(b) clause (x), in the amount of up to Four Million Five Hundred Thousand Dollars ($4,500,000) in aggregate, (ii) on commercially reasonable terms including the absence of any warrants and a commercially reasonable rate of interest not to exceed 8%,
  (iii) accompanied by a grant of a security interest in a form acceptable to the Company and to the extent deemed necessary or appropriate by the Company Lenders, and (iv) payable on or promptly after the Effective Time (or if this Agreement shall be terminated in accordance with Section 8.1 prior to the consummation of the Merger, within 90 days following such termination date) without prepayment penalty.

"Company Stock Option Plan" shall have the meaning set forth in Section 2.7(b).

"Company Warrants" shall mean all warrants to purchase, acquire or otherwise receive shares of Company Capital Stock (whether or not vested) other than Company Options.

"Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

"Continuing Employees" shall have the meaning set forth in Section 5.8.

"Contract" shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

"Covered Employee Expenses" means (i) severance payments potentially payable to certain executive officers of the Company, not to exceed an aggregate amount of $1,710,000, pursuant to the forms of severance agreements referred to in
  Section 2.4 of the Company Disclosure Schedule, (ii) the Severed Employees Severance and (iii) the Non-Officer Acquisition Bonuses.

"Covered Transaction Expenses" shall mean up to an aggregate of $[****] of Third
  Party Expenses, including (i) up to $[****] payable as a fee to Lazard Freres & Co., investment banker to the Company, (ii) up to $[****] in legal fees in connection with the Merger and (iii) up to $[****] in accounting fees.

"Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

"Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

"Environment" shall mean soil, land surface or subsurface strata, surface waters
  (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

"Environmental, Health, and Safety Liabilities" shall mean any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

                           (i)      any environmental, health, or safety matters
or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

                           (ii)     fines, penalties, judgments, awards,
settlements, legal or administrative Legal Proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

----------------------

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                           (iii)    financial responsibility under Environmental
Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions ("Cleanup") required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

                           (iv)     any other compliance, corrective,
investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

The terms "removal," "remedial," and "response action," include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., as amended ("CERCLA").

"Environmental Law" shall mean any Legal Requirement that requires or relates to:

                  (v) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

                  (vi) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

                  (vii) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

                  (viii) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

                  (ix) protecting resources, species, or ecological amenities;

                  (x) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

                  (xi) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

                  (xii) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

"Excess Employee Expenses" means the excess amount, if any, of expenses (other than accrued salaries and vacation payable to Company employees) which are (i) amounts payable to employees of the Company upon the Merger, other than the value of Parent Common Stock received by such employee pursuant to Section 1.6(d) of this Agreement, and (ii) payments made as a result of the termination of any employee of the Company on or before the Effective Time paid prior to the Expiration Date, over the Covered Employee Expenses.

"Excess Expenses" shall mean the aggregate amount, if any, of (i) Excess
  Liabilities, (ii) Excess Transaction Fees, and (iii) Excess Employee Expenses.

"Excess Liabilities" shall mean the amount by which the Company's Total
  Liabilities other than Third Party Expenses, Covered Employee Expenses, Excess Employee Expenses, liabilities associated with the Permitted Loans and a potential $750,000 liability to ICOS if it becomes an accrued liability, exceed $6,820,000.

"Excess Transaction Fees" means the amount, if any, of Third Party Expenses incurred by the Company in connection with the Merger in excess of the Covered Transaction Fees.

"Exchange Ratio" shall mean the Series A Exchange Ratio, the Series B Exchange
  Ratio, the Series C Exchange Ratio, the Series D Exchange Ratio, or the Series E Exchange Ratio, as applicable.

"Facilities" shall mean any real property, leaseholds, or other interests currently or formerly owned or operated by the Company or its Subsidiaries and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by any the Company or its Subsidiaries.

"GAAP" shall mean United States generally accepted accounting principles.

"Governmental Authorization" shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Entity.

"Governmental Entity" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature;
  (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

"Hazardous Materials" shall mean any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

"Information Statement" shall have the meaning set forth in Section 5.16(a).

"Intellectual Property" shall mean:

                           (i)      all issued patents, reissued or reexamined
patents, revivals of patents, utility models, certificates of invention, registrations of patents and extensions thereof, regardless of country or formal name (collectively, "Issued Patents")

                  (ii) all published or unpublished nonprovisional and provisional patent applications, reexamination proceedings, invention disclosures and records of invention (collectively, "Patent Applications" and, with the Issued Patents, the "Patents");

                  (iii) all copyrights, copyrightable works, and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright conventions (collectively, "Copyrights");

                  (iv) trademarks, registered trademarks, applications for registration of trademarks, service marks, registered service marks, applications for registration of service marks, trade names, registered trade names and applications for registrations of trade names (collectively, "Trademarks") and domain name registrations;

                  (v) all inventions, compounds, proteins, biological materials, formulae, designs, technology, ideas, proprietary information, manufacturing and operating specifications, know-how, trade secrets, technical data, computer programs, hardware, software and processes; and

                  (vi) all other intangible assets, properties and rights (whether or not appropriate steps have been taken to protect, under applicable law, such other intangible assets, properties or rights).

"In-the-Money Options" shall refer to all Company Options issued and outstanding as of the Effective Time, whether vested or unvested, that have an exercise price per share less than the product of (i) the Common Stock Exchange Ratio multiplied by (ii) the Parent Common Stock Price.

"Knowledge" shall mean the actual knowledge, after reasonable diligence, of the directors, executive officers and management team of any entity to which such term applies.

"Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel.

"Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (or under the authority of the Nasdaq National Market).

"Management Acquisition Bonus Agreements" shall mean the bonus agreements listed on Schedule 2.4 of the Company Disclosure Schedule pursuant to which nine percent (9%) of the Preferred Merger Consideration (subject to the contribution of a portion of the Management Bonus Shares to the Escrow Fund pursuant to Section 1.12) is to be distributed as a special bonus to those employees of the Company, and in the amounts set forth in each such agreement, contingent in all cases upon the consummation of the Merger.

"Management Bonus Shares" means the shares of Parent Common Stock to be issued to the officers of the Company at Closing pursuant to the Management Acquisition Bonus Agreements.

An event, violation, inaccuracy, circumstance or other matter will be deemed to have a "Material Adverse Effect" on the Company if such event, violation, inaccuracy, circumstance or other matter is materially adverse to the business, condition (financial or otherwise), properties, assets (including intangible assets), liabilities, operations or results of operations of the Company (or, after the Effective Time, the Surviving Corporation) and its Subsidiaries, taking the Company (or, after the Effective Time, the Surviving Corporation) together with its Subsidiaries as a whole, provided, however, that none of the following, in and of themselves, shall constitute a Material Adverse Effect on the Company: (a) any event, matter, change, condition, circumstance or effect which the Company successfully bears the burden of proving results from changes affecting any of the industries or economies in which the Company operates as a whole (which changes do not disproportionately affect the Company); or (b) any adverse event, matter, change, condition, circumstance or effect which the Company successfully bears the burden of proving is directly and primarily caused by the announcement or pendency of the Merger.

An event, violation, inaccuracy, circumstance or other matter will be deemed to have a "Material Adverse Effect" on Parent if such event, violation, inaccuracy, circumstance or other matter is materially adverse to the business, condition (financial or otherwise), properties, assets (including intangible assets), liabilities, operations or results of operations of Parent and its Subsidiaries, taking Parent together with its Subsidiaries as a whole; provided, however, that none of the following, in and of themselves, shall constitute a Material Adverse Effect on Parent: (a) a decrease in the trading price of Parent Common Stock; (b) any event, matter, change, condition, circumstance or effect which Parent successfully bears the burden of proving results from changes affecting any of the industries or economies in which Parent operates as a whole (which changes do not disproportionately affect Parent); or (c) any adverse event, matter, change, condition, circumstance or effect which Parent successfully bears the burden of proving is directly and primarily caused by the announcement or pendency of the Merger.

        "Material Contract" shall mean any agreement, instrument or document (including any amendment to any of the foregoing):

         (i)      with any director, officer or affiliate of the Company;

         (ii) evidencing, governing or relating to indebtedness for borrowed money;

(iii) not entered into in the ordinary course of business that involves expenditures or receipts in excess of $25,000;

(iv) that in any way purports to restrict the business activity of the Company or any of its affiliates or to limit the freedom of the Company or any of its affiliates to engage in any line of business or to compete with any Person or in any geographic area or to hire or retain any Person;

(v) relating to the employment of, or the performance of services by, any employee or consultant, or pursuant to which the Company is or may become obligated to make any severance, termination or similar payment to any current or former employee or director; or pursuant to which the Company is or may become obligated to make any bonus or similar payment (other than payments constituting base salary) to any current or former employee or director;

(vi) required to be listed pursuant to Section 2.14(b)(ii) or Section 2.14(c) of this Agreement;

(vii) (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities, (B) providing any Person with any preemptive right, right of participation, right of maintenance or any similar right with respect to any securities, or (C) providing the Company with any right of first refusal with respect to, or right to repurchase or redeem, any securities, except for Contracts pursuant to the Company Stock Option Plan;

(viii) incorporating or relating to any guaranty or any indemnity or similar obligation;

(ix)     relating to any currency hedging;

(x) (A) imposing any confidentiality obligation on the Company, or (B) containing "standstill" or similar provisions;

(xi) (A) to which any Governmental Entity is a party or under which any Governmental Entity has any rights or obligations, or (B) directly or indirectly benefiting any Governmental Entity (including any subcontract or other Contract between the Company and any contractor or subcontractor to any Governmental Entity); and

(xii) that could reasonably be expected to have a Material Adverse Effect on the Company or on any of the transactions contemplated by this Agreement or any of the Ancillary Agreements.

"Merger Shares" means the Preferred Merger Shares, the Common Merger Shares and the Management Bonus Shares, taken together as a whole.

"Non-Officer Acquisition Bonuses" means the bonus payments payable, upon closing of the Merger, to two non-officer employees of the Company in an aggregate amount not to exceed $75,000.

"Occupational Safety and Health Law" shall mean any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

"Parent Common Stock" shall mean the Common Stock, $0.001 par value per share, of Parent.

"Parent Common Stock Price" shall be $8.658, representing the average closing sale price of Parent Common Stock on the Nasdaq National Market for a period of five (5) consecutive trading days immediately preceding the last trading day prior to the date of this Agreement.

"Parent Loan" shall mean a loan to Company made by Parent pursuant to Section
  8.1(b) clause (y) in an amount of Two Million Dollars ($2,000,000) (or such lesser amount as may be requested by the Company) and otherwise on the same terms and conditions as the Company Stockholder Loan and on parity in right of payment and security with the Company Stockholder Loan.

"Permitted Loans" means the Parent Loan and the Company Stockholder Loan.

"Person" shall mean any individual, Entity or Governmental Body.

"Preferred Merger Consideration" shall mean the Total Merger Consideration less
  (i) the Common Merger Consideration, (ii) the aggregate amount payable pursuant to the Management Acquisition Bonus Agreements and (iii) any Excess Expenses.

"Preferred Merger Shares" shall mean the Preferred Merger Consideration divided by the Parent Common Stock Price.

"Preferred Preference" shall mean the sum of (i) the Series A Preference, (ii) the Series B Preference, (iii) the Series C Preference, (iv) the Series D Preference and (v) the Series E Preference.

"Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, investment bankers, advisors and representatives.

"SEC" shall mean the United States Securities and Exchange Commission.

"Securities Act" shall mean the Securities Act of 1933, as amended.

"Series A Exchange Ratio" shall mean the result obtained by dividing (i) the product of (A) the Series A Preference Percentage multiplied by (B) the Preferred Merger Shares, by (ii) the total number of shares of Series A Preferred Stock outstanding immediately prior to the Effective Time.

"Series A Preference" shall mean the result of multiplying (i) the aggregate number of shares of Series A Preferred Stock outstanding immediately prior to the Effective Time by (ii) $0.40.

"Series A Preference Percentage" shall mean the result of dividing (i) the Series A Preference, by (ii) the Preferred Preference.

"Series A Preferred Stock" shall mean the Series A Preferred Stock, $0.001 par value per share, of the Company.

"Series B Exchange Ratio" shall mean the result obtained by dividing (i) the product of (A) the Series B Preference Percentage multiplied by (B) the Preferred Merger Shares, by (ii) the total number of shares of Series B Preferred Stock outstanding immediately prior to the Effective Time.

"Series B Preference" shall mean the result of multiplying (i) the aggregate number of shares of Series B Preferred Stock outstanding immediately prior to the Effective Time by (ii) $0.80.

"Series B Preference Percentage" shall mean the result of dividing (i) the Series B Preference, by (ii) the Preferred Preference.

"Series B Preferred Stock" shall mean the Series B Preferred Stock, $0.001 par value per share, of the Company.

"Series C Exchange Ratio" shall mean the result obtained by dividing (i) the product of (A) the Series C Preference Percentage multiplied by (B) the Preferred Merger Shares, by (ii) the total number of shares of Series C Preferred Stock outstanding immediately prior to the Effective Time.

"Series C Preference" shall mean the result of multiplying (i) the aggregate number of shares of Series C Preferred Stock outstanding immediately prior to the Effective Time by (ii) $1.60.

"Series C Preference Percentage" shall mean the result of dividing (i) the Series C Preference, by (ii) the Preferred Preference.

"Series C Preferred Stock" shall mean the Series C Preferred Stock, $0.001 par value per share, of the Company.

"Series D Exchange Ratio" shall mean the result obtained by dividing (i) the product of (A) the Series D Preference Percentage multiplied by (B) the Preferred Merger Shares, by (ii) the total number of shares of Series D Preferred Stock outstanding immediately prior to the Effective Time.

"Series D Preference" shall mean the result of multiplying (i) the aggregate number of shares of Series D Preferred Stock outstanding immediately prior to the Effective Time by (ii) $1.30.

"Series D Preference Percentage" shall mean the result of dividing (i) the Series D Preference, by (ii) the Preferred Preference.

"Series D Preferred Stock" shall mean the Series D Preferred Stock, $0.001 par value per share, of the Company.

"Series E Exchange Ratio" shall mean the result obtained by dividing (i) the product of (A) the Series E Preference Percentage multiplied by (B) the Preferred Merger Shares, by (ii) the total number of shares of Series E Preferred Stock outstanding immediately prior to the Effective Time.

"Series E Preference" shall mean the result of multiplying (i) the aggregate number of shares of Series E Preferred Stock outstanding immediately prior to the Effective Time by (ii) $2.70.

"Series E Preference Percentage" shall mean the result of dividing (i) the Series E Preference, by (ii) the Preferred Preference.

"Series E Preferred Stock" shall mean the Series E Preferred Stock, $0.001 par value per share, of the Company.

"Stockholder" shall mean each holder of any Company Capital Stock immediately prior to the Effective Time.

An entity shall be deemed to be a "Subsidiary" of another Person if such Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at leased a majority of the members of such Entity's board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such Entity.

"Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

"Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

"Third Party Expenses" shall mean, whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger and the other transactions contemplated hereby (including, without limitation, the Covered Transaction Expenses, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by the Company in connection with the negotiation, performance and effectuation of the terms and conditions of this Agreement and the Ancillary Agreements, the performance of the terms and conditions hereof and thereof, and the consummation of the transactions contemplated hereby and thereby); provided however that Third Party Expenses shall not include legal expenses incurred by the Company prior to the Effective Time in connection with the negotiation and documentation of any business development or licensing agreements with third parties, any employment matters and other ongoing or ordinary course legal matters that are not related to the Merger, but only to the extent that such legal expenses were incurred by the Company in connection with matters that were unrelated and independent of this Agreement and any and all transactions contemplated hereby.

"Total Liabilities" shall mean total liabilities of the Company as determined in accordance with GAAP, and as reflected in the Closing Date Balance Sheet, specifically including any amounts owed to Company employees in severance payments and vacation accruals.

"Total Merger Consideration" shall mean $37,500,000.

"Total Outstanding Common Shares" shall mean the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time.

"Total Outstanding Series A Preferred Shares" shall mean the aggregate number of shares of Company Series A Preferred Stock issued and outstanding immediately prior to the Effective Time.

"Total Outstanding Series B Preferred Shares" means the aggregate number of shares of Company Series B Preferred Stock issued and outstanding immediately prior to the Effective Time.

"Total Outstanding Series C Preferred Shares" means the aggregate number of shares of Company Series C Preferred Stock issued and outstanding immediately prior to the Effective Time.

"Total Outstanding Series D Preferred Shares" means the aggregate number of shares of Company Series D Preferred Stock issued and outstanding immediately prior to the Effective Time.

"Total Outstanding Series E Preferred Shares" means the aggregate number of shares of Company Series E Preferred Stock issued and outstanding immediately prior to the Effective Time.